UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
NATIONAL CINEMEDIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

2024
PROXY STATEMENT
NATIONAL CINEMEDIA, INC.

Notice
2024 Annual Meeting of Stockholders
You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of National CineMedia, Inc. The close of business on March 21, 2024 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof. Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented regardless of the size of your holdings. Please vote your proxy promptly in accordance with the instructions you receive in the enclosed proxy statement and proxy card, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

Meeting Date:	May 9, 2024
Meeting Time:	9:30 a.m. Mountain Time
Location:	6300 S. Syracuse Way, Suite 300 Centennial, CO 80111
Record Date:	March 21, 2024
Annual Meeting Business:
We have electronically disseminated our Annual Meeting materials by using the "Notice and Access" method approved by the U.S. Securities and Exchange Commission. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. The proxy statement and Annual Report for the fiscal year ended December 28, 2023 are available at www.edocumentview.com/ncmi. At the Annual Meeting, you will be asked to consider the following:

Proposal		Board Recommendation
1	To elect the nine nominees named in the accompanying proxy statement, each to serve until the Company’s next Annual Meeting or until their respective successors are duly elected or qualified;	☑	FOR each director nominee
2	To approve, on an advisory basis, our executive compensation;	☑	FOR
3	To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 26, 2024;	☑	FOR
4	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.
Please note that brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Centennial, Colorado	Maria V. Woods
March 28, 2024	Executive Vice President, General Counsel and Secretary

Other Transactions	51
Transactions with NCM LLC	51
Review, Approval or Ratification of Transactions with Related Persons	51
CODE OF BUSINESS CONDUCT AND ETHICS	52
PROPOSALS OF STOCKHOLDERS	52
OTHER BUSINESS	52

PROXY SUMMARY
This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage stockholders to read the entire Proxy Statement and our 2023 Annual Report before voting their shares. The accompanying proxy is solicited by the board of directors (“Board of Directors” or “Board”) of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.”, “NCM” or the “Company”), for use at the 2024 Annual Meeting of Stockholders at the time and place shown below. Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”).

2024 Annual Meeting of Stockholders
Date and Time		Location		Record Date	Mailing Date
May 9, 2024 9:30 am MT		6300 S. Syracuse Way, Suite 300 Centennial, CO 80111		March 21, 2024	On or about March 28, 2023

Meeting Agenda and Board Recommendations
Proposals for your vote				Board Voting Recommendation	Required Vote		Page Reference
Proposal 1: Election of Directors				FOR each nominee	Plurality of votes cast		7
Proposal 2: To approve, on an advisory basis, our executive compensation				FOR	Majority of votes present and entitled to vote		41
Proposal 3: To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 26, 2024.				FOR	Majority of votes present and entitled to vote		42

Director Nominees
Nominee	Age	Director Since	Independent	Occupation	Current Committee Membership*
					A	C	NG
Lauren Zalaznick	61	2023**	Yes	Independent Advisor and Senior Advisor to The Boston Consulting Group in the Global TMT Practice		Chair
Bernadette Aulestia	51	2023	Yes	Member of the Board of Directors of Denny’s Corporation, Nexstar Media Group and Latino Corporate Directors Association			Chair
Nicholas Bell	40	2023	Yes	CEO of Fanatics Live		●
David E. Glazek	46	2019	Yes	Executive Chairman of Turning Point Brands, Inc. Adjunct Professor Columbia Business School	●		●
Juliana F. Hill	55	2020	Yes	Former Senior Vice President of Liquidity and Asset Management of iHeartMedia, Inc.	Chair
Thomas F. Lesinski	64	2014	No	CEO of NCM, Inc.
Tiago Lourenço	35	2023	Yes	Partner at Blantyre Capital		●	●
Jean-Philippe Maheu	60	2023	Yes	Advisor and Member of the Board of Directors for various growth stage companies	●
Joseph Marchese	42	2023	Yes	General Partner Human Ventures and Casa Komos Brands Group		●
* A = Audit Committee, C = Compensation Committee, NG = Nominating and Governance Committee ** Chair of the Board since August 7, 2023

PROXY SUMMARY (CONTINUED)
CORPORATE GOVERNANCE HIGHLIGHTS
The Company demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this commitment and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our stockholders. Highlights of our corporate governance practices are summarized below.
Accountability:
w	All directors stand for election annually.
w	Directors are elected by a plurality of votes cast, subject to our director resignation policy. If a director who is not designated pursuant to contractual rights is elected by a plurality of votes cast but fails to receive a majority of votes cast, the director must tender his or her resignation to the Board for its consideration.
w	All directors are subject to anti-pledging and anti-hedging provisions under our Insider Trading Policy.
Independence:
w	8 of 9 director nominees are independent with the only non-independent director serving as our CEO.
w	Board committees are comprised solely of independent directors.
w	Independent directors regularly meet in private without management.
Board Practices:
w	Board of Directors and each Board committee conducts an annual self-assessment. An external evaluator will assist with such self-evaluation at least once every three years.
Leadership Structure:
w	Separate Chair and Chief Executive Officer leadership structure to maintain independence between Board oversight and operating decisions of the Company.
Stock Ownership Requirements:
w
Executive and director stock ownership requirements must be met within five years of appointment, as follows:
- CEO: Lesser of three times base salary or 500,000 shares.
- President and Executive Vice Presidents: Lesser of base salary or 75,000 shares.
- Non-employee directors: 150,000 shares.

w	As of March 21, 2024, all executive officers and directors meeting the tenure requirement were in compliance with the share ownership guidelines.
Key Corporate Governance Changes:
w	In August 2023, Lawrence A. Goodman, Kurt Hall, Mark Segall, Donna Reisman and Mark Zoradi resigned from the Board of Directors in accordance with the Company’s Modified First Amended Plan of Reorganization of National CineMedia, LLC Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”). Renana Teperberg resigned from the Board of Directors in September 2022. On August 7, 2023, the Board appointed Lauren Zalaznick, Bernadette Aulestia, Nicholas Bell, Tiago Lourenço, Jean-Philippe Maheu and Joseph Marchese to fill these vacancies pursuant to the Plan.

NATIONAL CINEMEDIA, INC.
PROXY STATEMENT FOR THE
2024 ANNUAL MEETING OF STOCKHOLDERS
May 9, 2024
9:30 a.m., Mountain Time
General Information

Why am I receiving these proxy materials?

You received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting. By giving your proxy, you authorize persons selected by the Board to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received before the Annual Meeting will be voted in accordance with the stockholder's specific voting instructions.
We are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the U.S. Securities and Exchange Commission. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as how to receive paper copies if preferred. Our proxy materials are also available on the Internet at www.edocumentview.com/ncmi. We will hold the Annual Meeting at 6300 S. Syracuse Way, Suite 300, Centennial, CO 80111, on May 9, 2024 at 9:30 a.m., Mountain Time.

What specific proposals will be considered and acted upon at NCM, Inc.’s Annual Meeting?

The specific proposals to be considered and acted upon at the Annual Meeting are:
Proposal No. 1 — To elect nine directors, each to serve until the Company’s next Annual Meeting or until his or her respective successor is duly elected or qualified;
Proposal No. 2 — To approve, on an advisory basis, the compensation of our named executive officers; and
Proposal No. 3 — To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 26, 2024.
Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournments or postponements thereof, it is intended that the proxies will be voted in the discretion of the proxy holders.

What is included in the proxy materials?

The proxy materials include the Company’s Notice of Annual Meeting of Stockholders, proxy statement and the Annual Report for the fiscal year ended December 28, 2023, which includes our audited consolidated financial statements.

What do I need to bring with me to attend the Annual Meeting?

If you are a stockholder of record of shares of our common stock, please bring photo identification with you. If you are a beneficial owner of shares of our common stock held in “street name,” please bring photo identification and the “legal proxy,” which is described below under the question “If I am a beneficial owner of shares held in ‘street name,’ how do I vote?”, or other evidence of stock ownership (e.g., most recent account statement) with you. If you do not provide photo identification or if applicable, evidence of stock ownership, you will not be admitted to the Annual Meeting.

Who can vote at the Annual Meeting?

Our Board of Directors has fixed the close of business on March 21, 2024 as the record date. We had 97,024,547 shares of our common stock outstanding as of the close of business on the record date.

How many votes am I entitled per share of common stock?

Holders of our common stock are entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding NCM, Inc.’s shares of common stock as a stockholder of record and a beneficial owner?

Most of our stockholders hold their shares of our common stock as a beneficial owner through a broker, bank or other nominee in “street name” rather than directly in their own name. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in “street name.”
Stockholder of Record: If your shares of our common stock are registered directly in your name, you are considered the stockholder of record with respect to those shares, and we delivered these proxy materials directly to you. As the stockholder of record, you have the right to vote your shares in person or by proxy at the Annual Meeting.
Beneficial Owner: If your shares of our common stock are held in an account with a broker, bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the broker, bank or other nominee holding your shares on your behalf delivered these proxy materials to you. The nominee holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares being held by them.

If I am a stockholder of record of NCM, Inc. shares, how do I vote?

Voting by Internet. You can vote through the Internet by following the instructions provided in the proxy card that you received. Go to www.edocumentview.com/ncmi, follow the instructions on the screen to log in, make your selections as instructed and vote.

Voting by Mail. You can vote by mail by completing, dating, signing and returning the proxy card in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the proxy card that you received.
Voting in Person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you also to vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting by Telephone. From a touch-tone telephone, dial 1-800-652-VOTE (8683) and follow the recorded instructions, 24 hours a day, seven days a week. You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

If I am a beneficial owner of shares held in “street name,” how do I vote?

Voting by Internet. You can vote over the Internet by following the instructions provided in the voting instruction form provided to you by your broker, bank or other nominee.
Voting by Mail. You can vote by mail by completing, dating, signing and returning the voting instruction form in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the voting instruction form that you received.
Voting in Person. If you plan to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” giving you the right to vote the shares at the Annual Meeting from the broker, bank or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I submit a proxy but I do not give specific voting instructions?

Stockholder of Record: If you are a stockholder of record of shares of our common stock, and if you indicate when voting through the Internet that you wish to vote as recommended by our Board of Directors, or if you sign and return a proxy without giving specific voting instructions, then the proxy holders designated by our Board of Directors, Thomas Lesinski and Maria Woods, who are officers of the Company, will vote your shares FOR the nine director nominees; FOR advisory approval of the Company’s executive compensation; and FOR the ratification of the selection of Grant Thornton LLP as our independent auditors for our 2024 fiscal year.

Beneficial Owner: If you are a beneficial owner of shares of our common stock held in “street name” and do not present the broker, bank or other nominee that holds your shares with specific voting instructions, then the nominee may generally vote your shares on “routine” proposals but cannot vote on your behalf for “non-routine” proposals under the rules of various securities exchanges. If you do not provide specific voting instructions to the nominee that holds your shares with respect to a non-routine proposal, the nominee will not have the authority to vote your shares on that proposal. When a broker indicates on a proxy that it does not have authority to vote shares on a particular proposal, the missing votes are referred to as “broker non-votes”.

Which ballot measures are considered “routine” or “non-routine”?

We believe that the ratification of the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 26, 2024. (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the advisory approval of the Company’s executive compensation (Proposal No. 2). A bank, broker or other nominee cannot vote without instructions on non-routine matters and may not vote without instructions on routine matters. A broker non-vote will have no effect on Proposal Nos. 1 and 2.

What is the quorum requirement for the Annual Meeting?

A quorum is required for our stockholders to conduct business at the Annual Meeting. One-third of the outstanding shares of our common stock entitled to vote on the record date must be present in person or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. We will count your shares for purposes of determining whether there is a quorum if you are present in person at the Annual Meeting, if you have voted through the Internet, if you have voted by properly submitting a proxy card, or if the nominee holding your shares submits a proxy card. We will also count broker non-votes for the purpose of determining if there is a quorum.

What is the voting requirement to approve each of the proposals?

For Proposal No. 1, each director will be elected by a plurality of the votes cast. This means that the nine director nominees who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the Annual Meeting will be elected as directors. You are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

Approval of Proposal No. 2, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.
Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.
The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by our stockholders.

How are abstentions treated?

Abstentions will be counted as present for the purposes of determining whether a quorum is present at the Annual Meeting. A vote withheld for a nominee in the election of directors (Proposal No. 1) will have no effect on the election of the director nominee, although if a director who is not designated pursuant to contractual rights is elected by a plurality of votes cast but fails to receive a majority of votes cast, the director must tender his or her resignation to the Board for its consideration. For purposes of determining whether any of the other proposals have received the requisite vote, if a stockholder abstains from voting, it will have the same effect as a vote against such proposal.

Can I change my vote or revoke my proxy after I have voted?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Secretary, a written notice of revocation. You can also change your vote by voting through one of the methods described above or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

Who is paying for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson as our proxy solicitor and we will pay Georgeson approximately $10,000, plus expenses. Proxies may be solicited by our regular employees, without additional compensation, in person or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

What are the voting recommendations of our Board of Directors?

Our Board of Directors recommends a vote FOR each of Proposal Nos. 1, 2 and 3. Specifically, our Board of Directors recommends a vote:
FOR the election of each of Lauren Zalaznick, Bernadette Aulestia, Nicholas Bell, David E. Glazek, Juliana F. Hill, Thomas F. Lesinski, Tiago Lourenço, Jean-Philippe Maheu, and Joseph Marchese to our Board of Directors;
FOR the advisory approval of the Company’s executive compensation; and
FOR the ratification of the selection of Grant Thornton LLP as our independent accountants for the fiscal year ending December 26, 2024.

Where can I find the Company’s Annual Report?

Our 2023 Annual Report on Form 10-K, including the audited consolidated financial statements as of and for the year ended December 28, 2023, is available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the U.S. Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Investor Relations, or at telephone number (303) 792-3600 or (800) 844-0935. You may also view the Annual Report at https://investor.ncm.com.

What is “householding” and how does it affect me?

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to National CineMedia, Inc., 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Investor Relations, or by telephone at (303) 792-3600 or (800) 844-0935.
Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Whom should I call if I have questions about the Annual Meeting?

You should call Georgeson, our proxy solicitor, at (866) 203-9357.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Our Board of Directors has nominated the following nine directors for election at the Annual Meeting. Important summary information about the nominees for director is set forth in the table below. Following the table is certain biographical information about each nominee for director, as well as selected information about specific qualifications, attributes, skills and experience that led our Board to conclude that each nominee for director is qualified to serve on our Board.
Board Composition

Nominee	Age	Director Since	Independent	Occupation	Current Committee Membership*
					A	C	NG
Lauren Zalaznick	61	2023**	Yes	Independent Advisor and Senior Advisor to The Boston Consulting Group in the Global TMT Practice		Chair
Bernadette Aulestia	51	2023	Yes	Member of the Board of Directors of Denny’s Corporation, Nexstar Media Group and Latino Corporate Directors Association			Chair
Nicholas Bell	40	2023	Yes	Chief Executive Officer of Fanatics Live		●
David E. Glazek	46	2019	Yes	Executive Chairman of Turning Point Brands, Inc. Adjunct Professor Columbia Business School	●		●
Juliana F. Hill	55	2020	Yes	Former Senior Vice President of Liquidity and Asset Management of iHeartMedia, Inc.	Chair
Thomas F. Lesinski	64	2014	No	Chief Executive Officer of NCM, Inc.
Tiago Lourenço	35	2023	Yes	Partner at Blantyre Capital		●	●
Jean-Philippe Maheu	60	2023	Yes	Advisor and Member of the Board of Directors for various growth stage companies	●
Joseph Marchese	42	2023	Yes	General Partner Human Ventures and Casa Komos Brands Group		●
* A = Audit Committee, C = Compensation Committee, NG = Nominating and Governance Committee ** Chair of the Board since August 7, 2023
Our Board values having directors that reflect diverse perspectives, including those based on background and professional expertise that are relevant to the Company’s advertising businesses, as well as gender and ethnicity diversity. In considering whether to recommend any candidate for inclusion in the slate of director nominees, our Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics, which requires consideration of various factors in compliance with applicable law and stock exchange requirements and taking into account proxy advisory firm guidelines. In addition, the Committee seeks nominees that will complement the existing members and provide diversity of background, professional expertise, gender and ethnicity. Our Board believes it currently has a broad range of experience and backgrounds and will continue to revisit the makeup of the Board in the future.
The United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) entered an order confirming National CineMedia, LLC’s (“NCM LLC”) Modified First Amended Plan of Reorganization of National CineMedia, LLC Pursuant to Chapter 11 of the Bankruptcy Code (as amended, the “Plan”). On August 7, 2023, all the conditions to effectiveness of the Plan were satisfied or waived, the Restructuring Transactions were substantially consummated and NCM LLC emerged from bankruptcy. In connection with the effectiveness of the Plan, the Company agreed to appoint Tom Lesinski, as CEO, David Glazek and Juliana Hill, as nominated by the Company’s Nominating and Governance Committee, and Tiago Lourenço, Lauren Zalaznick, Bernadette Aulestia, Nicholas Bell, Jean-Philippe Maheu and Joseph Marchese, as nominated by certain of NCM LLC’s secured creditors, each as provided by the Plan.

Additionally, on August 7, 2023, the Company entered into a Director Designation Agreement (the “Creditor Designation Agreement”) among the Company, the Consenting Creditor Designation Committee (as defined in the Creditor Designation Agreement) (the “Designation Committee”) and Blantyre Capital Limited (“Blantyre”) in accordance with the Plan. The Designation Agreement provides for the designation of up to six directors, three of whom must be independent, by the Designation Committee and Blantyre going forward.
Designation Committee Rights. During the Committee Designation Period (defined below), the Designation Committee shall have the right to designate a specified number of directors based on the percentage of the issued and outstanding equity interests of the Company and NCM LLC membership units on an as converted to Common Stock basis (“NCMI Interests”) that are owned by the Consenting Creditors (as defined in the Creditor Designation Agreement). The number of directors that may be designated is based on the following: (i) up to six directors, three of whom must be independent, as long as the Consenting Creditors hold at least 56% of the NCMI Interests as of any applicable Attestation Date, as defined in the Creditor Designation Agreement; (ii) up to five directors, two of whom must be independent, as long as the Consenting Creditors hold less than 56% but at least 50% of the NCMI Interests as of any applicable Attestation Date; (iii) up to four directors, two of whom must be independent, as long as the Consenting Creditors hold less than 50% but at least 34% of the NCMI Interests as of any applicable Attestation Date; (iv) up to three directors, one of whom must be independent, as long as the Consenting Creditors hold less than 34% but at least 23% of the NCMI Interests as of any applicable Attestation Date; (v) up to two directors, one of whom must be independent, as long as the Consenting Creditors hold less than 23% but at least 12% of the NCMI Interests as of any applicable Attestation Date; and (vi) one director as long as the Consenting Creditors hold less than 12% but at least 5% of the NCMI Interests as of any applicable Attestation Date. In each case, the number of directors that may be designated by the Designation Committee shall be reduced by the number of directors appointed by Blantyre, whose rights are described below.
The “Committee Designation Period” will end on the earliest to occur of (i) the day following the Company’s 2025 annual general meeting of its stockholders and (ii) the Attestation Date, if any, on which the Consenting Creditors collectively cease to hold, or manage funds or accounts that hold, at least 5% of the NCMI Interests. Each year prior to the Company’s stockholder meeting, the Company will reach out to the Consenting Creditors to determine their individual and collective ownership of the NCMI Interests for purposes of determining the number of directors to be designated by the Designation Committee.
In the event that a member of the Designation Committee ceases to own at least 50% of the NCMI Interests it held as of August 7, 2023, then the member will be replaced by another Consenting Creditor as determined by the Company subject to the conditions in the Creditor Designation Agreement.
Blantyre Rights. During the Blantyre Designation Period (defined below), Blantyre shall have the right to designate (i) two directors, one of whom must be independent, as long as Blantyre holds at least 15% of the NCMI Interests and (ii) one director as long as Blantyre holds less than 15% but at least 10% of the NCMI Interests.
The “Blantyre Designation Period” will end on the earlier of (i) the day following the Company’s 2026 annual general meeting of its stockholders and (ii) the date, if any, on which Blantyre ceases to hold, or manage funds or accounts that hold, at least 10% of the NCMI Interests.
Pursuant to the terms of the Director Designation Agreement and as of February 5, 2024, the Designation Committee has the right to designate up to 4 directors, 2 of whom must be independent, and of those directors, Blantyre has the right to designate 2 directors. Blantyre nominated two directors, Tiago Lourenço and Jean-Philippe Maheu, and the Designation Committee nominated two directors, Joseph Marchese and Lauren Zalaznick, and each of these nominees was nominated by the Board for election at the Annual Meeting.
Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that all directors are included within one class and that the number of total directors will not be more than eleven. The number of currently authorized director positions is nine pursuant to our Bylaws. Each member serves a one-year term until the next Annual Meeting and until his or her successor is duly elected and qualified.
Business Experience of Nominees
We are soliciting proxies in favor of the election of each nominee identified below. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.
The names of the nominees and other information about them, including their directorships at public companies held at any time during the past five years, if applicable, and their involvement in certain legal proceedings during the past ten years, if applicable, are set forth below. In addition, we have included information about each nominee’s experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company, in light of our business and corporate structure.

Lauren Zalaznick Non-Employee Chair Independent Director Director Since: 2023 Age: 61 Committees: Compensation - Chair	Ms. Zalaznick is currently a principal at Yorick, LLC, her personal business management and consulting firm, through which she serves as an investor and advisor to global companies at every stage of maturity focused on content, marketing, sales and direct-to-consumer strategies (since 2014) and she has served as a Senior Advisor to The Boston Consulting Group, a business management and consulting firm, in the Global TMT Practice since August 2015. From 2004 to 2014, Ms. Zalaznick held progressive positions of leadership within NBCUniversal. Currently, Ms. Zalaznick serves as a director of The RTL Group, a Bertelsmann Company (since 2018) and GoPro Corporation (since 2017). She previously served as a director of The Nielsen Corporation (from 2016 until its acquisition in October 2022).
Qualifications:

Ms. Zalaznick’s three decades of business leadership experience in the media and consulting industries gives her the ability to offer guidance to the Company and its operations. Ms. Zalaznick brings significant Board experience which qualifies her to serve as chair of our Board of Directors.

Bernadette Aulestia Independent Director Director Since: 2023 Age: 51 Committees: Nominating and Governance - Chair
Ms. Aulestia is currently a director at Nexstar Media and Denny’s, as well as several other private companies. Ms. Aulestia served as Chief Revenue and Growth Officer and advisor of Callisto Media, a media production company, from March until October of 2022. Prior to Callisto Media, Ms. Aulestia was President, Global Distribution (2018- June 2019) and Executive Vice President, Global Distribution (2015-2018), Executive Vice President, Domestic Network & Digital Distribution (2013-2015), and Senior Vice President, Domestic Network & Digital Distribution at HBO, Inc. Prior to HBO, Ms. Aulestia held positions at Univision Communications, Inc., Turner Broadcasting Systems, Inc., and Kidder Peabody, Inc.

Qualifications:
Ms. Aulestia’s extensive background in the media industry allows her to provide sales and marketing advice to our management and Board. Ms. Aulestia brings substantial business and Board experience to provide strategies and solutions to resolve the issues addressed by our Board.

Nicholas Bell Independent Director Director Since: 2023 Age: 40 Committees: Compensation	Mr. Bell has been the Chief Executive Officer of Fanatics Live, a digital commerce company, since January 2023. Prior to Fanatics Live, Mr. Bell was the Senior Director & Head of Product, Google Images, at Google, a multinational technology company, from June 2020- December 2022, a Co-Founder & managing Partner at Attention Capital, a media and technology holding company, from February 2019- May 2020, the Vice Global Head of Content & Partnership at Snap, a social media platform company, from April 2014 to January 2019, and Senior Vice-President, Digital Products, News Corporation from 2013 to 2014.
Qualifications:
Mr. Bell’s current role of Chief Executive Officer of Fanatics Live qualifies him to offer media sales and investment advice to our management and Board. Mr. Bell’s significant business experience allows him to contribute business and content strategies as a member of our Board of Directors.

David E. Glazek Independent Director Director Since: 2019 Age: 46 Committees: Audit Nominating and Governance
Mr. Glazek has over 15 years of experience investing in distressed, special situations and private credit strategies, including as a Partner and Portfolio Manager of Standard General, LP. from 2008-June 2023. He has also served as Executive Chairman of Turning Point Brands, Inc., a consumer products company, since 2019, as a Director of Workers Benefit Consortium, Inc. since 2021, and an Adjunct Professor at Columbia Business School since 2021. He previously worked at Lazard Freres & Co, where he focused on mergers and acquisitions and corporate debt restructuring. He has also worked at the Blackstone Group. Throughout his career he has served on numerous public and private company boards of directors. Mr. Glazek holds a Bachelor of Arts from the University of Michigan and a J.D. from Columbia Law School.

Qualifications:
Mr. Glazek’s extensive experience overseeing the operations of public and private companies, as well as his deep capital markets, legal, governance, transactional, and restructuring expertise qualifies him to serve on our Board of Directors.

Juliana F. Hill Independent Director Director Since: 2020 Age: 55 Committees: Audit - Chair
Ms. Hill is the owner of JFH Consulting, which she founded in 2013 to provide financial and strategic advisory services. From 2013 to April 2019, Ms. Hill worked at iHeartMedia, Inc., formerly Clear Channel Communications, Inc., as the Senior Vice President of Liquidity and Asset Management, and also led a steering committee for the separation of iHeartMedia's subsidiary, Clear Channel Outdoor Holdings. Prior to this, from 2000 to 2010, she worked as iHeartMedia’s Senior Vice President of Finance. Ms. Hill also serves on the board of PLBY Group, Inc.
Previously, Ms. Hill was an associate in US West Communications, Inc.’s executive development program and an audit manager at Ernst & Young LLP.

Qualifications:
Ms. Hill's experience as a financial executive in a media company qualifies her to serve on our Board of Directors and as chair of our Audit Committee and to provide guidance to our accounting function and financial advice to our Board.

Thomas F. Lesinski Chief Executive Officer and Director Director Since: 2014 Age: 64 Committees: None
Mr. Lesinski was appointed the Chief Executive Officer of NCM effective August 2, 2019. Previously, he served as the Chief Executive Officer of Sonar Entertainment, an independent entertainment studio from January 2016 to August 2019 and a member of its Board until February 2020. Mr. Lesinski served as the founder and CEO of Energi Entertainment, a multi-media content production company, from August 2014 until December 2015. From 2013 to 2014, Mr. Lesinski was President of Digital Content and Distribution at Legendary Entertainment, a leading media company dedicated to owning, producing and delivering content to mainstream audiences with a targeted focus on the fandom demographic. Prior to that role, from 2006 to 2013, Mr. Lesinski served as President, Digital Entertainment at Paramount Pictures, a global producer and distributor of filmed entertainment. Mr. Lesinski also served as President of Worldwide Home Entertainment at Paramount Pictures for three years, prior to which, he spent ten years in various leadership positions at Warner Bros. Entertainment and was a Managing Director for an advertising agency.
Mr. Lesinski served as Non-Employee Chairman from August 1, 2018 to August 1, 2019.

Qualifications:
Mr. Lesinski’s experience in home entertainment and digital media gives him the experience to critically review the various business considerations necessary to run a business such as ours and offers a valuable perspective as the media marketplace becomes more competitive, particularly with the growth of online and mobile advertising platforms. Mr. Lesinski's previous experience as a Chief Executive Officer and current role as the Company's Chief Executive Officer provides valuable perspective as a director.

Tiago Lourenço Independent Director Director Since: 2023 Age: 35 Committees: Compensation Nominating and Governance	Mr. Lourenço is a Partner at Blantyre Capital, a special situations investment firm, having joined the firm in October 2020. Prior to this, he was a Vice President at Oaktree Capital Management, an asset management company, in its distressed opportunities group from March 2014 until September 2020. Prior to Oaktree, Mr. Lourenço worked at Goldman Sachs and Bain & Company. He holds a B.Sc. in Economics and a M.Sc. in Finance from Nova School of Business and Economics.
Qualifications:
Mr. Lourenço’s valuable experience in the investment and capital management industries gives him the ability to provide financial and investment advice to the Company's management and Board.

Jean-Philippe Maheu Independent Director Director Since: 2023 Age: 60 Committees: Audit	Mr. Maheu has been the Interim Chief Revenue Officer of Vidmob, a leading creative analysts platform, since August 2023 and the Managing Partner of ForwardDV LLC, an advisory firm, since December 2022. He served in various leadership roles at Twitter, a social media platform company, from 2013 to October 2022, most recently as Global Vice President, Client Solutions & Advertising Sales (2021-2022). He was also Vice President, US Client Solutions (2015-2021) and Managing Director, Global Brand & Agency Strategy (2013-2015). Prior to Twitter, Mr. Maheu was the CEO of Bluefin Labs, the CEO of Razorfish, Global CEO of Publicis Modem, and Chief Digital Officer, North America of Ogilvy & Mather.
Qualifications:
Mr. Maheu’s experience at media and technology companies gives him the experience to offer valuable insight on our digital advertising platforms and strategies on how to continuously expand that aspect of our Company. Mr. Maheu’s valuable experience in the media and advertising business qualifies him to serve on our Board of Directors.

Joseph Marchese Independent Director Director Since: 2023 Age:42 Committees: Compensation	Mr. Marchese has been the Co-Founder and General Partner of Human Ventures, a venture capital firm, since 2015, Co-Founder and General Partner of Casa Komos Brands Group, a venture capital firm, since July 2018, and Co-Founder and Chairman of Groundswell.io, a corporate social responsibility software company, since June 2021. Previously, Mr. Marchese served as President of Advertising Revenue for Fox Networks Group, a television and asset management company, from February 2015 to March 2019. Prior to Fox Networks, Mr. Marchese held other various roles as a media executive, management consultant and multiple time entrepreneur. Mr. Marchese is a widely recognized leader in the media and technology industries and was inducted into the Advertising Hall of Achievement in 2016. Mr. Marchese has been a member of the board of directors of Clear Channel Outdoor Group since 2019 and serves on the board of other privately held media and non-profit companies.
Qualifications: Mr. Marchese has extensive experience in the media and advertising industries and will bring important insights to our Board regarding our industry.
Vote Required
Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting. This means that the nine director nominees who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the Annual Meeting will be elected as directors.
Director Resignation Policy
It is the Company's desire that any director elected to the Board of Directors in an uncontested election shall receive a majority vote of the stockholders who vote on the proposal. As such, in the event of an uncontested election where a nominee not designated pursuant to a contractual right is elected by a plurality but not a majority vote of the stockholders who vote on the proposal, the director will tender his or her resignation to the Chairman of the Board. The Nominating and Governance Committee will recommend to the Board the action to be taken with respect to the resignation. The Board will decide to accept or reject such resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision within 90 days from the date of certification of the election results. The Nominating and Governance Committee and the Board may consider such factors or other information they deem appropriate and relevant in deciding whether to accept or reject a resignation tendered in accordance with this policy. A director whose resignation is under consideration will abstain from participating in any decision regarding the resignation. If the nominee is designated pursuant to a contractual right, the Company will consult with the designating entity about the possibility of a different candidate at the following year's annual meeting.
Recommendation
Our Board of Directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.
Independence of Our Board of Directors
Our Board of Directors has affirmatively determined that Lauren Zalaznick, Bernadette Aulestia, Nicholas Bell, David E. Glazek, Juliana F. Hill, Tiago Lourenço, Jean-Philippe Maheu, and Joseph Marchese, all of whom are current directors of the Company, qualify as “independent” directors under the rules promulgated by the SEC under the Exchange Act, and by Nasdaq. There are no family relationships among any of our executive officers, directors or nominees for director.
The Nasdaq rules provide that, in order to determine that a director is independent, the, the Board must determine that the director has no relationship with the Company that would impair their independence. When assessing the materiality of a director’s relationship (if any) with the Company, the Board considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation.
In making its independence determinations, the Board considered, among other things, relevant transactions between the company and entities associated with the independent directors, as described under the heading "Certain Relationships and Related Party Transactions," and determined that none have any relationship with the company or other relationships that would impair the directors' independence.
Company Leadership Structure
Our Board previously determined to split the roles of Chair of the Board of Directors and Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chair sets the agenda for Board meetings and presides over meetings of the full Board in its oversight role. We believe this leadership structure will best serve the objectives of our Board’s oversight of management, our Board’s ability to carry out its roles and responsibilities on behalf of our stockholders, and the Company’s overall corporate governance.
Our Board plans to periodically review the leadership structure to determine whether it continues to best serve the Company and our stockholders.
Board’s Role in Risk Oversight
Our Board as a whole has responsibility for risk oversight, including setting the “tone at the top” regarding the importance of risk management. Our Board reviews information on the Company’s credit, liquidity and operations, as well as reports from management on enterprise risk and committee reports. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. Our Audit Committee is responsible for overseeing the management of financial risks, including cybersecurity risks. Our Nominating and Governance Committee is responsible for overseeing the management of risks associated with board independence and potential conflicts of interests. While each committee is responsible for evaluating and overseeing the management of such risks, the entire Board is regularly informed of each committee’s analysis.
Our named executive officers and other senior executives of NCM LLC provide periodic updates to our Board on the strategic, operational, financial, cybersecurity, compliance and reputational risks facing the Company, which serves to ensure that risk management is a priority within the organization and the Company’s risk oversight is aligned with its strategies.
Compensation Risk Assessment
We do not believe we have compensation practices that are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee reviews the compensation policies and practices for employees, including executive officers. Among other things, our Compensation Committee considers whether the compensation program encourages excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, our Compensation Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. Our Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.
Meetings of Our Board of Directors and Standing Committees
Our Board of Directors held 15 meetings during the fiscal year ended December 28, 2023. During our 2023 fiscal year, none of our incumbent directors attended fewer than 75% of the aggregate total number of meetings of our Board of Directors held during the period in which he or she was a director and of the total number of meetings held by all of the committees of our Board of Directors on which he or she served. The Company does not have a formal policy regarding attendance by members of our Board of Directors at the Company’s Annual Meeting but encourages our directors to attend. All of our directors attended our Annual Meeting of Stockholders held on November 2, 2023. The three standing committees of our Board of Directors are our Audit Committee, Compensation Committee and Nominating and Governance Committee. Periodically our Board has established a special committee to review significant transactions and other matters.
The following table shows the current membership:
DIRECTOR COMMITTEE MEMBERSHIP

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Lauren Zalaznick		Chair
Bernadette Aulestia			Chair
Nicholas Bell		X
David E. Glazek	X		X
Juliana F. Hill	Chair
Thomas F. Lesinski
Tiago Lourenço		X	X
Jean-Philippe Maheu	X
Joseph Marchese		X

Audit Committee	Key Responsibilities:
Our Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:
Committee Members	◆	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;
Juliana F. Hill, Chair
David E. Glazek	◆	review all “Related Party Transactions” as such term is defined under Nasdaq rules and the Statement of Policy with Respect to Related Party Transactions;
Jean-Philippe Maheu
	◆	the performance of our internal audit function and independent auditor; and
	◆	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

Number of meetings in 2023:
Our Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters, and overseeing the Company's compliance with applicable laws and regulations, the Company’s Code of Business Conduct and Ethics and insider trading policy, cybersecurity and privacy compliance and other general risk assessment and management. Our Audit Committee’s responsibilities are set forth in its charter, the current version of which was most recently reviewed by the Committee and approved by our Board in January 2024 in conjunction with the charter's annual review. The current version of the charter is available on our website at https://investor.ncm.com.

10
Independence and Financial Literacy

Each of the committee members was determined to be “independent” as required by the rules promulgated by the SEC under the Exchange Act and by Nasdaq. Each of them also meets the financial literacy requirements of Nasdaq. Our Board of Directors has affirmatively determined that Ms. Hill qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations, due to her experience as a financial consultant, in financial leadership positions where she was responsible for her company’s financial statements and her experience in the public accounting industry.

Compensation Committee	Key Responsibilities:
Our Compensation Committee’s purposes, as set forth in its charter, include:

Committee Members	◆ to assist our Board in discharging its responsibilities relating to compensation of our CEO and other executives;
Lauren Zalaznick, Chair
Nicholas Bell	◆ to administer our equity incentive plans (other than equity compensation for non-employee directors which is administered by our Board); and
Tiago Lourenço
Joseph Marchese	◆ to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officers.

Number of meetings in 2023:
Our Compensation Committee’s responsibilities are set forth in its charter, which is reviewed at least annually. The current Compensation Committee charter was most recently reviewed by the Committee and approved by our Board in January 2024. The current version of the charter is available on our website at https://investor.ncm.com at the Investor Relations link.

7
Independence

Each member was determined to be “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by Nasdaq, and each also qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Use of Consultants

Our Compensation Committee engaged ClearBridge Compensation Group, LLC (“Clearbridge”), a nationally recognized consulting firm, to assess the competitiveness of 2023 compensation for the executive officers and review of the 2023 Proxy Statement. Additionally, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), another nationally recognized consulting firm, to assess the competitiveness of 2024 compensation for the executive officers and review of the 2024 Proxy Statement. Prior to retaining each of ClearBridge and Meridian, our Compensation Committee reviewed its independence as contemplated by the Compensation Committee’s charter and applicable Nasdaq rules, and determined that there were no conflicts of interest and that each of ClearBridge and Meridian is independent from the Company, our Compensation Committee and our executive officers.

Nominating and Governance Committee	Key Responsibilities:
Our Nominating and Governance Committee’s purposes, as set forth in its charter, include:

Committee Members	◆ to identify individuals qualified to become Board members, and to recommend director nominees to our Board;
Bernadette Aulestia, Chair
David E Glazek	◆ to oversee the evaluation of our Board and its committees, including the use of an external evaluator at least once every three years;
Tiago Lourenço
◆ to review and recommend to the Board the compensation structure and stock ownership standards for non-employee directors; and

◆ to review from time to time the Corporate Governance Guidelines applicable to us and to recommend to our Board such changes as it may deem appropriate.

Number of meetings in 2023:
Our Nominating and Governance Committee’s responsibilities are set forth in its charter, which was most recently reviewed by the Nominating and Governance Committee and approved by our Board in January 2024. The current version of the charter as well as our Corporate Governance Guidelines are available on our website at https://investor.ncm.com.

3
Independence
Each of the members of our Nominating and Governance Committee was determined to be independent in accordance with Nasdaq rules and relevant federal securities laws and regulations.
Nomination of Candidates and Other Responsibilities

Our Nominating and Governance Committee identifies individuals qualified to become Board members, other than the director candidates designated pursuant to the Creditor Designation Agreement and the Designation Committee, and recommends director nominees to our Board for each annual meeting of stockholders or in connection with filling a vacancy on our Board between annual meetings. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the overall composition of our Board of Directors and its committees. Our Nominating and Governance Committee recommends to our Board of Directors the terms of our Corporate Governance Guidelines. Our Nominating and Governance Committee reviews such guidelines and the provisions of our Nominating and Governance Committee charter on a regular basis to confirm that such guidelines and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. Our Nominating and Governance Committee also monitors our and our Board of Director’s compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our Board of Directors in its annual review of our Board of Directors and its committees.

Nomination of Directors. All the nominees are current directors. The nominees were formally nominated by the Nominating and Governance Committee and were approved by the Board of Directors.
As the need to fill vacancies arises in the future, our Nominating and Governance Committee will seek individuals qualified to become Board members for recommendation to our Board. Our Nominating and Governance Committee would consider potential director candidates recommended by stockholders and use the same criteria for screening all candidates, regardless of who proposed such candidates.
Our Nominating and Governance Committee and Board of Directors consider whether candidates for nomination to our Board of Directors possess the following qualifications, among others:

(a)the highest level of personal and professional ethics, integrity, and values;
(b)expertise that is useful to us and is complementary to the background and expertise of the other members of our Board of Directors;
(c)a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on our Board of Directors;
(d)a desire to ensure that our operations and financial reporting are conducted in a transparent manner and in compliance with applicable laws, rules, and regulations; and

(e)a dedication to the representation of the best interests of all our stockholders.
Diversity of Directors. In considering whether to recommend any candidate for inclusion in the slate of director nominees, our Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics. In addition to considering the qualifications listed above, the Committee seeks nominees who will complement the existing members and provide diversity of background, professional expertise, gender and ethnicity and that will be in compliance with applicable law and stock exchange requirements and taking into account proxy advisory firm guidelines. Our Nominating and Governance Committee periodically reviews and assesses its evaluation process for considering nominee directors.
Board Diversity Matrix
The following matrix summarizes self-identified diversity characteristics and is provided in accordance with applicable Nasdaq Listing Requirements:

Board Diversity Matrix as of March 21, 2024
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

STOCKHOLDER COMMUNICATIONS
Our Board of Directors provides a process for stockholders to send communications to our Board. Stockholders who wish to communicate with the Board may do so by addressing their correspondence to the Board or individual members of the Board to c/o Corporate Secretary, National CineMedia, Inc., 6300 S. Syracuse Way, Suite 300, Centennial, CO 80111. The Corporate Secretary will forward communications to the intended recipient unless the matters relate to personal grievances, are repetitive, contain threatening or abusive materials, solicitations, or are unrelated to Company issues. As described under the heading “Code of Business Conduct and Ethics”, we have also established a confidential hotline and website to allow interested parties to report concerns regarding accounting, internal accounting controls or auditing matters.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) explains the executive compensation program for the following individuals, who are referred to as the “named executive officers” or “NEOs”:

•Thomas F. Lesinski – Chief Executive Officer
•Ronnie Y. Ng – Chief Financial Officer
•Scott D. Felenstein – President - Sales Marketing & Partnerships
Executive Summary
We are the managing member of National CineMedia, LLC (“NCM LLC”) and own 100% of NCM LLC as of March 21, 2024. NCM is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with young, diverse audiences through the power of movies and popular culture. NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 18,400 screens in over 1,400 theaters as of December 28, 2023.
2023 Key Business Results
The Company’s financial results were impacted by the deconsolidation of NCM LLC for four months of 2023 due to NCM LLC’s Chapter 11 Case, as further discussed below. Total revenue for NCM Inc. for the year ended December 28, 2023 decreased 33.7% to $165.2 million from $249.2 million for the comparable prior year period. Operating loss increased from operating income of $6.9 million in 2022 to operating loss of $27.3 million in 2023. Net income increased from net loss of $28.7 million in 2022 to net income of $705.2 million in 2023.
Chapter 11 Proceedings. On April 11, 2023, NCM LLC filed a voluntary petition for reorganization (“Chapter 11 Case”) with a prearranged Chapter 11 plan under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Additionally, on April 11, 2023, NCM, Inc. entered into a restructuring support agreement (the “Restructuring Support Agreement”). with NCM LLC and certain of NCM LLC’s prepetition lenders under the Term Loan Credit Agreement, dated as of June 18, 2018 among NCM LLC as borrower, JPMorgan Chase Bank, N.A. in its capacity as administrative agent, and the lenders party thereto.
On May 12, 2023, NCM LLC filed the solicitation versions of the First Amended Plan of Reorganization of National CineMedia, LLC Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 249] and the Amended Disclosure Statement for First Amended Chapter 11 Plan of Reorganization of National CineMedia, LLC [Docket No. 250] (the “Disclosure Statement”). On June 25, 2023, NCM LLC filed the Modified First Amended Plan of Reorganization of National CineMedia, LLC pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 428] (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto, the “Plan”). On June 27, 2023, the Bankruptcy Court entered an order (the “Confirmation Order”) which approved the Disclosure Statement on a final basis and confirmed the Plan.
The Company emerged under the ownership of its prepetition secured lenders. NCM LLC maintained its existing corporate structure with NCM, Inc., continuing to serve as the manager of NCM LLC, and retaining a 13.8% stake in the reorganized Company. Through its financial restructuring, we eliminated approximately $1.2 billion of debt, substantially strengthening our capital structure.
In addition to navigating the unprecedented challenges created by the Chapter 11 Case outlined above, management successfully undertook major initiatives to drive the business forward in 2023:
•On June 3, 2023, NCM LLC, entered into a Network Affiliate Transaction Agreement (the “Regal Advertising Agreement”) with Regal. The Regal Advertising Agreement became effective on July 14, 2023. Pursuant to a separate termination agreement (the “Regal Termination Agreement”), effective on July 14, 2023, Regal rejected and terminated its exhibitor services agreement (“ESA”. Additionally Regal and Regal’s affiliates’ waived all rights and interests as to the tax receivable agreement (“TRA”), the Common Unit Adjustment Agreement, the Software License Agreement, the Director Designation Agreement, the Registration Rights Agreement and all the other joint venture agreements described in the NCM LLC Operating Agreement.
•On August 3, 2023, the Company effected a one-for-ten (1:10) reverse stock split of its common stock, par value $0.01 per share. The reverse stock split, which was authorized by its Board of Directors, was approved by the Company’s stockholders on August 2, 2023. All share amounts and share prices within this proxy statement reflect the reverse stock split.

•On August 7, 2023, NCM LLC entered into a Loan, Security and Guarantee Agreement (the “Revolving Credit Facility 2023”) with CIT Northbridge Credit LLC as agent. The Revolving Credit Facility 2023 is an asset backed line facility where the capacity depends upon NCM LLC’s trade accounts receivable balance, as adjusted for aged balances and other considerations. The maximum availability NCM LLC has access to under the Revolving Credit Facility 2023 is $55.0 million. The proceeds of the Revolving Credit Facility 2023 may be used for, inter alia, working capital and capital expenditures. The Revolving Credit Facility 2023 will mature on August 7, 2026.
•In November 2023, the Company released a beta version of the onscreen programmatic offering, with a launch of the finalized product occurring in February 2024. This accompanies the Company’s lobby entertainment network (“LEN”) programmatic offering which was released in 2022.
•In 2023, the Company paired with Religion of Sports to cater to specific audiences for a new content partnership. Research has shown that the hard to reach, ad skipping and cord-cutting 18 to 34-year-old demographic who are passionate moviegoers are also major sports fans and consumers of sport content.
•The Company released a study, conducted by Lumen, the leading technology company for attention measurement, that concludes cinema is the number one media platform for consumers’ attention to advertising when measured against all other video platforms, including TV, CTV, social media and digital ads.
Elements of 2023 Compensation Program. Our Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of our stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. The 2023 Compensation Program consisted of the following pay elements:

Base Salary	+	Annual Cash Incentive	+	Performance -Based Restricted Stock Units (“PBRSU”)	+	Time-Based Restricted Stock Units (“TBRSU”)	=	Total Direct Compensation
The designs for the Annual Cash Incentive Plan and Long-Term Incentive Plan were generally maintained from the 2022 Compensation Program, based on our Compensation Committee’s assessment that the compensation program continued to align with the Company’s business and compensation objectives. The 2023 Compensation Program for our CEO, Thomas F. Lesinski, also included premium-priced stock options, as described further within “Long-Term Incentives” below.
Pay Mix. We believe the mix of annual and long-term incentives, the mix of cash and equity awards and the mix of fixed and variable compensation are balanced, emphasize Company performance and do not motivate imprudent risk-taking. The following charts present the elements of compensation as a percentage of total target direct compensation for fiscal year 2023, computed using the annual base salary, target annual cash incentive (assuming 100% achievement) and grant date fair value of PBRSUs, TBRSUs and stock options, as applicable. The first chart presents the compensation elements for our CEO, Thomas F. Lesinski. The NEOs included in the second chart are Messrs. Ng and Felenstein. Additionally, in conjunction with the Chapter 11 Case, a Chapter 11 Reorganization Retention Program (the “Chapter 11 Reorganization Retention Program”), was implemented for Messrs. Lesinski, Ng and Felenstein as further discussed within the Chapter 11 Reorganization Retention Program section below, but are not considered a part of the standard pay mix. As such, the Chapter 11 Reorganization Retention Program has not been included in the below charts.
Fiscal Year 2023 Target Compensation Mix
Chief Executive Officer (a)

(a)Approximately 68% of Mr. Lesinski's target compensation is variable, which represents the annual cash incentive, PBRSUs, TBRSUs and stock options.

Average of Other NEOs (b)

(b)Approximately 45% of the NEOs’ target compensation is variable, which represents the annual cash incentive.
Pay-for-Performance Alignment. Our Compensation Committee and Board believe that having a large percentage of executive officers’ pay as performance-based compensation ensures that their interests are aligned with those of our stockholders. Consistent with our compensation program design, our compensation program results for the 2023 fiscal year were aligned with the Company’s financial results.

Total realized pay for the Company's CEO has averaged approximately 62.0% of target since 2021. The year-by-year breakdown was 61.2% of target in 2021, 60.7% of target in 2022 and 64.1% of target in 2023. Additionally, in conjunction with the Chapter 11 Case, the Chapter 11 Reorganization Retention Program was implemented for Messrs. Lesinski, Ng and Felenstein as further discussed within the Chapter 11 Reorganization Retention Program section below. Stock awards were also temporarily suspended for Messrs. Ng and Felenstein in response to the Chapter 11 Case.
Executive Compensation Practices. The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

What We Do		What We Don't Do
☑	Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	☒	We do not provide excise tax gross-ups
☑	Utilize pre-established performance goals that are aligned with creation of stockholder value	☒	We do not pay dividends on any unvested equity awards. Dividend equivalents are only payable on such awards to the extent the awards ultimately vest and are earned.
☑	Conduct a market comparison of executive compensation against a relevant peer group	☒	We do not allow repricing of underwater stock options without stockholder approval
☑	Engage an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company	☒	We do not allow hedging of our securities
☑	Utilize double-trigger vesting for equity awards in the event of a change in control	☒	We do not allow pledging of our securities
☑	Maintain stock ownership guidelines
☑	Maintain mandatory clawback policy
☑	Mitigate undue risk
☑	Conduct an annual say-on-pay vote
Detailed Discussion & Analysis
Compensation Philosophy
Our executive compensation program is intended to provide:
•competitive levels of cash compensation and equity grants compared to a select peer group of companies;

•short-term cash incentives primarily for achieving specified annual performance objectives;
•a mix of long-term equity incentives that are performance- and time-based to promote stock price growth, retention and ownership through alignment with our stock price and achievement of long-term financial performance goals; and
•rewards for high performance and value creation for our stockholders.
Role of Compensation Consultant and CEO in Determining Executive Compensation
In early 2023, our CEO recommended to the Compensation Committee the compensation structure for our NEOs, other than himself. Based on the CEO’s recommendation and the Compensation Committee’s independent assessment of the other NEO’s compensation, the Compensation Committee and full Board approved the recommendations in January and February of 2023, respectively. At the recommendation of the Compensation Committee, the full Board determined and approved our CEO’s compensation. Our CEO was not involved in the voting or deliberations by our Compensation Committee or our Board regarding his compensation.
In 2023, our Compensation Committee engaged ClearBridge, a nationally recognized consulting firm, to serve as an independent consultant on executive compensation matters. ClearBridge assessed the competitiveness of 2023 compensation for the executive officers and reviewed the 2023 Proxy Statement. Prior to retaining ClearBridge, our Compensation Committee reviewed its independence as contemplated by the committee’s charter and applicable Nasdaq rules and determined that ClearBridge’s provision of services to the Compensation Committee would not give rise to any conflicts of interest and that ClearBridge was independent from the Company, our Compensation Committee and our executive officers.
As part of its review, ClearBridge assessed our NEOs’ base salary, annual cash incentive, total cash compensation (combined salary and annual cash incentive), long-term incentives and total direct compensation against comparator peer group practices. In that regard, ClearBridge reviewed and recommended to the Compensation Committee a comparator peer group, which was comprised of companies that are publicly and domestically traded, of comparable size to NCM, Inc. and in relevant industries. Our Compensation Committee reviewed and approved the peer group.
Following our emergence from the Chapter 11 Case and the nomination of new directors, our Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), a nationally recognized consulting firm, to serve as an independent consultant on executive compensation matters and review of the 2024 Proxy Statement. Prior to retaining Meridian, our Compensation Committee reviewed its independence as contemplated by the Compensation Committee’s charter and applicable Nasdaq rules and determined that Meridian’s provision of services to the Compensation Committee would not give rise to any conflicts of interest and that Meridian is independent from the Company, our Compensation Committee and our executive officers.
Compensation Peer Group
Our Compensation Committee believes that peer group comparisons are useful to measure the competitiveness of our compensation practices and uses the information provided by the compensation consultant as an input to its decision making. Generally, the Compensation Committee sets target compensation at or near the 50th percentile of the peer group. However, for a specific executive, the Compensation Committee may set target compensation above or below this reference point in consideration of other factors including individual performance, roles and responsibilities, role within our leadership team, succession process and retention risk.
Our fiscal 2023 peer group was composed of the following companies and remains unchanged from the peer group used in fiscal 2022:

Audacy (formerly Entercom)	OutFront Media Inc.
Entravision Communications Corporation	The E.W. Scripps Company
IMAX Corp.	The Marcus Corporation
Lee Enterprises, Incorporated	Townsquare Media, Inc.
Lamar Advertising	Urban One, Inc. (formerly Radio One)
Madison Square Garden Entertainment Corp. (formerly MSG Networks Inc.)	World Wrestling Entertainment, Inc.
As a result of our Compensation Committee’s assessment of the group relative to industry and size criteria, no changes were made to the peer group from the prior year.
2023 Compensation

Provided below is a summary of the key elements of our 2023 compensation program for the NEOs.

Component	Description	Purpose
Base Salary	Fixed cash component	Reward for level of responsibility, experience and sustained individual performance
Annual Cash Incentive	Cash performance bonus based on achievement of pre-determined performance goals	Reward team achievement against specific objective annual financial goals
Chapter 11 Reorganization Retention Program	Cash retention payments provided to key employees, including all NEOs which are subject to repayment provisions in the event that the NEO is terminated for cause or resigns voluntarily and vest quarterly.	Incentivize key employees to remain with the Company during the Chapter 11 Case
Long-Term Incentives	As stipulated by his employment agreement, the following equity grants were made to the CEO in 2023:
•Performance-based restricted stock units
•Time-based restricted stock units
•Stock option awards (both fair market and premium-priced)

	Equity grants were temporarily suspended in 2023 for all other NEOs due to the Chapter 11 Case.	Reward for the creation of stockholder value, align the interests of the CEO with those of our stockholders, and retain the CEO for the long-term
Other Compensation	Various health, life and disability insurance plans and other customary employee benefits	Provide an appropriate level of employee benefit plans and programs
Severance Benefits	General severance benefits are payable upon an NEO’s qualifying termination of employment as specified under the NEOs’ employment agreements.

	Severance benefits payable in connection with a change in control require an NEO to incur a qualifying termination of employment within a specified period following a change of control. No excise tax gross-ups are provided.	Intended to mitigate distraction of NEOs where there is a potential change in control or other possible termination situations, and to enhance the Company’s ability to attract and retain executives
Other Policies	Stock Ownership Guideline policy Clawback policy Insider trading policy, which includes anti-hedging and anti-pledging policies	Reflect risk-mitigating governance features and enhance alignment with stockholder interests

Specific compensation decisions made in 2023 are described below.
Base Salary. Base salaries for our named executive officers were established based on the scope of their role and responsibilities, taking into account the experience and seniority of the individual, individual performance, peer group salary levels and other primarily subjective factors deemed relevant by our Compensation Committee.
Base salaries are reviewed annually by our Compensation Committee and our Board and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements. We believe the 2023 base salaries were within a market competitive range compared to our peer group.
The base salaries of our NEOs in 2023 compared to 2022 as of the end of each fiscal year were as follows.

Name	2022 Base Salary	2023 Base Salary		Percentage Change
Thomas F. Lesinski	$925,000	$925,000		—%
Ronnie Y. Ng	$450,000	$550,000	(1)	22.22%
Scott D. Felenstein	$669,500	$669,500		—%

(1)Mr. Ng received a merit increase and his base salary was increased from the 2022 levels effective at the start of 2023.
Annual Cash Incentive. Annual cash incentives are intended to compensate executives for achieving financial goals that support our annual operational and strategic goals.
The Compensation Committee set each NEO’s 2023 annual cash incentive target opportunity (expressed as a percentage of base salary) based on the NEO’s responsibility, experience and seniority, as well as peer group data.

We believe our annual cash incentives, in combination with base salaries, deliver competitive total cash compensation. The annual cash incentive focuses our executives on driving short-term financial goals that support our long-term strategy, which align with stockholder interests. Payments of annual cash incentives are objectively calculated for each NEO based on the achievement of specific financial targets. The process for setting the financial targets for 2023 was consistent with previous years as part of the annual budget review and approval.
Based on achieved performance against each financial goal, each NEO could earn between 0% and 150% of his target annual incentive. However, if the threshold performance was not achieved with respect to a financial metric, no annual incentive would be paid with respect to that metric.
For 2023, the annual cash incentive was based on two equally weighted financial metrics: (i) Adjusted Advertising Revenue for Compensation Purposes and (ii) Adjusted Operating Income before Depreciation and Amortization for Compensation Purposes (“AOIBDA for Compensation Purposes”) targets. These performance measures were selected because they are consistent with our primary measurement metrics and key performance indicators used to manage our business, determine how we are performing versus our internal goals and targets, and against the performance of our competitors, and benchmark our performance in the marketplace in which we operate. These performance measures are non-GAAP measures, which are specifically defined in the “Performance Measures Used in Incentive Plans for Fiscal 2023” section below. To receive 100% of the target award, the Company would need to achieve Adjusted Advertising Revenue for Compensation Purposes of $237.5 million up to $250.0 million and AOIBDA for Compensation Purposes of $25.5 million up to $37.0 million. To receive 150% of the target award, the Company would need to achieve Adjusted Advertising Revenue for Compensation Purposes of $262.5 million and AOIBDA for Compensation Purposes of $48.0 million. To receive 90% of the target award, the Company would need to achieve Adjusted Advertising Revenue for Compensation Purposes of $225.0 million and AOIBDA for Compensation Purposes of $15.0 million. To receive 85% of the target award, the threshold award, the Company would need to achieve Adjusted Advertising Revenue for Compensation Purposes of $212.5 million and AOIBDA for Compensation Purposes of $3.0 million. If the 85% threshold award criteria are not met, no annual incentive award would be paid. Straight line interpolation is applied to performance between the levels.
Actual fiscal year 2023 performance results of $239.0 million Adjusted Advertising Revenue for Compensation Purposes and $30.4 million AOIBDA for Compensation Purposes were achieved. The achievement of each target was within the range to achieve a payout of 100.0% of target. See below for detail on the 2023 annual cash incentive payments to our NEOs:

		Annual Cash Incentive
			Actual Achievement of Adjusted Advertising Revenue for Compensation Purposes (in millions)	Actual Achievement of AOIBDA for Compensation Purposes (in millions)	Total
Name	Salary	Target Award as a % of Salary			Actual Award as a % of Target Award	Total Award Amount
Thomas F. Lesinski	$925,000	100.0%	$239.0	$30.4	100.0%	$925,000
Ronnie Y. Ng	$550,000	75.0%	$239.0	$30.4	100.0%	$412,500
Scott D. Felenstein	$669,500	85.0%	$239.0	$30.4	100.0%	$569,075
Earned annual cash incentives were paid in early 2024.
Chapter 11 Reorganization Retention Program. On March 2, 2023, the Company entered into retention agreements with certain key employees, including each of the Company’s NEOs, in order to promote continuity of the management team during the Chapter 11 Case. The payments were approved by the Special Committee of the Board of Directors and were determined by reviewing the total cash and direct compensation of the NEOs, as well as comparable third party programs. On March 2, 2023, Mr. Lesinski was paid $1,850,000, Mr. Ng was paid $962,500 and Mr. Felenstein was paid $750,000 as their respective retention awards.
The Chapter 11 Reorganization Retention Program is subject to ratable vesting on each of the following dates: May 31, 2023, August 31, 2023, November 30, 2023 and February 28, 2024. If a NEO is terminated for cause or resigns voluntarily prior to the last vesting date, the NEO will be required to repay to the Company the unvested portion of his retention award. However, a NEO will immediately vest in his retention award upon his termination by the Company other than for cause, voluntary termination for good reason, or death or disability, subject to the conditions in the retention agreements.
Long-Term Incentives (“LTI”). Our LTI awards are designed to align the interests of our executive officers with those of our stockholders and motivate our executive officers to create stockholder value. We have granted awards under our stockholder approved equity incentive plan, the National CineMedia, Inc. 2020 Omnibus Incentive Plan which we refer to as the “Equity Incentive Plan.”
All grants under the Equity Incentive Plan to our named executive officers are approved by our Board at the recommendation of our Compensation Committee generally at the anniversary of the hire date of our CEO and in the first quarter of the fiscal year for the other NEO’s, although grants could be made at any time at the discretion of our Board, generally related to promotions or other merit-related reasons. In 2023, no equity grants were made to the NEOs, other than the CEO, due to NCM LLC’s Chapter 11 Case.
For 2023, the Board, at the recommendation of the Compensation Committee, approved the grant of PBRSUs, TBRSUs and stock options to the CEO, in accordance with his amended employment agreement. This mix of equity awards is intended to promote the CEO’s alignment with stockholder interest, pay-for-performance, retention of the CEO and stock ownership. Each of these awards is described below:

•PBRSUs: The PBRSUs have a three-year performance period with a performance goal set for each year, set at the beginning of each respective year of the performance period. All years vest at the end of the three year performance period.
•TBRSUs: TBRSUs vest ratably over a three-year period.
•Stock Options: Stock options vest ratably over a three-year period.
PBRSUs and TBRSUs. On July 28, 2023, the Board approved the following PBRSUs and TBRSUs to Mr. Lesinski:

	2023 Restricted Stock Units (RSU) Awards (1)
	PBRSUs (2)		TBRSUs (2)		Total
Name	Target Grant Date Fair Value of Shares (3)	Target Number of Shares Granted (3)	Grant Date Fair Value of Shares	Number of Shares Granted (4)	Total Grant Date Fair Value	Total Number of Target Shares Granted
Thomas F. Lesinski	$250,000	74,560	$750,000	223,680	$1,000,000	298,240

(1)The PBRSUs and TBRSUs include the right to receive dividend equivalents, subject to vesting.
(2)Mr. Lesinski received 25% PBRSUs and 75% TBRSUs.
(3)The Board determined a target for the 2023 performance year on February 22, 2023. The Board set the performance metric for the 2024 performance year in early 2024. The Board has not yet determined the performance metric for the 2025 performance year of Mr. Lesinski’s grant. The table reflects the total award and the target number of shares that will vest if the determined metric equals 100.0% of the target. Each performance year of the PBRSUs vest in February 2026 based on achievement against goals.
(4)Vest ratably over a three-year period.

    Stock Options. On July 28, 2023, the Board approved the grant of premium-priced stock options to Mr. Lesinski. The Board set the exercise price of the stock options at $35.00 when the closing price of Company shares was $3.35. This means the stock options will have no value until the Company’s stock price exceeds $35.00. The Compensation Committee believes the stock options promote retention objectives, stock ownership and an alignment of the executive’s interests with stockholders’ interests.

	2023 Stock Option Awards
Name	Grant Date Fair Value of Options	Number of Options Granted (1)	Exercise Price	Closing Stock Price on Date of Grant
Thomas F. Lesinski	$34,648	25,000	$35.00	$3.35

(1)Vest ratably over a three-year period.

Results for Performance-Based Restricted Stock with Measurement Periods Ended December 28, 2023.

2021 PBRSU. The metric for the portion of the 2021 PBRSUs related to the 2023 performance year was set on February 22, 2023 as a measure of Free Cash Flow, a non-GAAP measure which is further described below. Actual fiscal year 2023 performance results were achieved at 100.0% of the Free Cash Flow target, resulting in a vesting of 100.0% on February 23, 2024 for Messrs. Ng and Felenstein.

2022 PBRSU. The metric for the portion of the 2022 PBRSUs related to the 2023 performance year was set on February 22, 2023 as a measure of Free Cash Flow, a non-GAAP measure which is further described below. Actual fiscal year 2023 performance results were achieved at 100.0% of the Free Cash Flow target, resulting in a vesting of 100.0% on February 26, 2024 for Messrs. Ng and Felenstein and to occur on February 24, 2025 for Mr. Lesinski.

2023 PBRSU. The metric for the portion of the 2023 PBRSUs related to the 2023 performance year was set on February 22, 2023 as a measure of Free Cash Flow. Actual fiscal year 2023 performance results were achieved at 100.0% of the Free Cash Flow target, resulting in a vesting of 100.0% on February 24, 2026 for Mr. Lesinski.
The following table shows the number of shares vested for our NEOs for the 2021 PBRSUs related to the 2023 performance year.

Name	Number of Shares Awarded in 2021	Total Number Vesting at End of Performance Period
Ronnie Y. Ng	1,117	1,117
Scott D. Felenstein	3,184	3,184
The following table shows the number of shares vested for Messrs. Ng and Felenstein and that will vest for Mr. Lesinski for the 2022 PBRSUs related to the 2023 performance year.

Name	Number of Shares Awarded in 2022	Total Number Vesting at End of Performance Period
Thomas F. Lesinski	7,911	7,911
Ronnie Y. Ng	1,515	1,515
Scott D. Felenstein	2,020	2,020
The following table shows the number of shares that will vest for Mr. Lesinski for the 2023 PBRSUs related to the 2023 performance year.

Name	Number of Shares Awarded in 2023	Total Vesting at end of performance period
Thomas F. Lesinski	24,853	24,853
Stockholder Say-on-Pay Vote
In establishing and recommending 2023 compensation for the Company’s NEOs, our Compensation Committee considered the results of the say-on-pay vote at the 2023 Annual Meeting of Stockholders. At that meeting, our stockholders approved our executive compensation for the 2023 fiscal year with 80.9% voting for, on an advisory basis, the approval of 2022 executive compensation program. Our Board of Directors recognizes that executive compensation is an important matter of stockholder concern and takes stockholder views into account through the say-on-pay vote when reviewing the compensation program throughout the year. Our Compensation Committee considered the positive results of the say-on-pay vote as shareholder confirmation of our executive compensation program. As such, we did not make any changes in our executive compensation program due to the shareholder vote.
Other Compensation. Our employees, including our NEOs, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan and paid time off. The matching contribution program for our 401(k) plan was temporarily suspended beginning in April of 2020 in response to cash preservation measures implemented in response to the impact of the COVID-19 pandemic and the suspension continued throughout 2023 due to the Chapter 11 Case.
None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us or in non-qualified defined contribution plans or other deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if our Compensation Committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements. These events and potential amounts are further described below under the heading “Potential Payments Upon Termination or Change in Control.”
Performance Measures Used in Incentive Plans for Fiscal 2023. When setting performance goals under the Company’s incentive plans, our Compensation Committee considers the Company’s past performance, business outlook and other corporate financial measures. Target performance levels are intended to be challenging but achievable. Goals above target are stretch goals and will require an increasingly challenging level of performance in order to be achieved.
    Presented below are definitions of performance measures used in our incentive plans. Our Compensation Committee may apply pre-determined adjustments to the definitions of the financial performance criteria under the plans.
Adjusted Advertising Revenue
Adjusted Advertising Revenue used to determine achievement against performance bonus targets is a non-GAAP financial measure. Adjusted Advertising Revenue represents reported advertising revenue less ESA Party circuit beverage revenue and zero margin barter revenue. This non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as advertising revenue.
Adjusted OIBDA for Compensation Purposes
AOIBDA for Compensation Purposes is used to measure achievement against performance bonus targets and is a non-GAAP financial measure that differs from Adjusted OIBDA as defined in our Form 10-K. AOIBDA for Compensation Purposes is a key metric used by management to measure the Company’s operating performance. AOIBDA for Compensation Purposes represents operating income plus depreciation and amortization expense adjusted to also exclude amortization of intangibles recorded for network theater screen leases, non-cash share-based compensation costs, impairment of long-lived assets, sales force reorganization costs, advisor fees related to an abandoned financing transaction, advisor fees related to the Chapter 11 Case and Cineworld Proceeding and executive transition costs. Please see our 2023 Annual Report on Form 10-K for further information on the Cineworld Proceeding. AOIBDA for Compensation Purposes subtracts out the revenue from advertising by NCM LLC’s ESA Parties’ beverage supplier and barter revenue, net of barter expense. While AOIBDA for Compensation Purposes is a measure used to calculate our Free Cash Flow, this non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income. AOIBDA for Compensation Purposes has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate AOIBDA for Compensation Purposes differently than we do, this measure may not be comparable to similarly titled measures reported by other companies.
Free Cash Flow
Free Cash Flow is a non-GAAP measure used by management to measure the Company’s operating cash flow in determining whether PBRSU targets have been achieved. Free Cash Flow represents AOIBDA for Compensation Purposes, less capital expenditures. This Non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP.

Other Policies
Adoption of Share Ownership Guidelines
In 2023, the Company established the following share ownership guidelines for our executive officers and directors:

Position	Minimum Share Ownership Level
Chief Executive Officer and Director	Lesser of three times base salary or 500,000 shares
President and Executive Vice Presidents	Lesser of base salary or 75,000 shares
Non-Employee Directors	150,000 shares
Each individual is expected to attain the minimum ownership level by September 6, 2028, which is the five year anniversary of the effective date of the policy, or by the individual’s date of appointment, if later. If the minimum ownership level is not attained within the required timeframe, the following holding restrictions will apply. Upon vesting of equity awards, 50% of the individual’s shares that become vested will be subject to holding restrictions until the minimum ownership level is attained. Ownership levels are determined based on Company common stock owned by each individual, including shares of unvested timed-based restricted stock and in-the-money vested stock options. As of March 21, 2024, all executive officers and directors meeting the tenure requirement were in compliance with the share ownership guidelines.
Anti-Hedging Policy
The Company’s insider trading policy includes provisions that prohibit all employees and directors from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in market value of Company stock.
Anti-Pledging Policy
The Company’s insider trading policy includes provisions that prohibit all employees and directors from keeping Company stock in a margin account or using Company stock as collateral for a loan. None of our officers or directors has taken any action in violation of this Company policy.
Clawback Policy
We have adopted an incentive compensation recoupment policy addressing the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. This policy, also known as a “clawback” policy, applies to all of our executive officers, including the NEOs. Under the policy, we must, subject to certain limited exceptions, recover any cash or equity incentive compensation paid to an executive officer of the Company in the event of a material negative accounting restatement of our financial statements due to material noncompliance by the Company with any financial reporting requirement under the securities laws. If our Board of Directors determines that any current or former executive officer has engaged in fraud or intentional misconduct that caused the error that, directly or indirectly, resulted in the financial restatement, our Board of Directors may require reimbursement or forfeiture of any annual or long-term cash bonus or any equity compensation award earned with respect to the period covered by the restatement by such executive officer.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation Committee recommended that the Board of Directors include such disclosure for the fiscal year ended December 28, 2023 in NCM, Inc.’s Annual Report on Form 10-K and proxy statement filed with the SEC.

Compensation Committee of National CineMedia, Inc.
Lauren Zalaznick, Chair
Nicholas Bell
Tiago Lourenço
Joseph Marchese

EXECUTIVE COMPENSATION TABLES
FISCAL 2023 SUMMARY COMPENSATION TABLE
The following table shows the amount of compensation earned by our NEOs during the years indicated. For additional information regarding the material terms of each NEOs’ employment agreement, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Thomas F. Lesinski Chief Executive Officer	2023	$925,000	$852,320	$34,648	$925,000	$1,857,158	$4,594,126
	2022	$844,027	$499,999	$428,771	$771,702	$27,158	$2,571,657
Ronnie Y. Ng Chief Financial Officer	2023	$550,000	$6,317	$—	$412,500	$964,411	$1,933,228
	2022	$450,000	$337,167	$—	$306,450	$1,823	$1,095,440
Scott D. Felenstein President	2023	$669,500	$12,490	$—	$569,075	$754,331	$2,005,395
	2022	$669,500	$497,697	$—	$516,720	$2,948	$1,686,865

(1)The amounts represent the aggregate grant date fair value of the target level of stock awards computed in accordance with ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, refer to Note 11—Share-based Compensation within the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2023, filed on March 18, 2024. Certain of the stock awards granted in 2023, 2022 and 2021 are scheduled to vest based upon the achievement of performance conditions relating to cumulative “Free Cash Flow” at the end of a two or three-year measuring period, respectively. Free Cash Flow is a non-GAAP measure used by management to measure the Company’s operating cash flow in determining whether PBRSU targets have been achieved. The amounts for these awards are presented based on 100.0% of the fair market value on the date of grant. When there is a stock award with no performance metric set for portions of the award, the portion is not considered granted upon approval of the performance metric. As the 2023 performance metric for the portion of the 2021, 2022 and 2023 PBRSU awards for Messrs. Lesinski, Ng and Felenstein were set in February 2023, the amount presented includes only those portions of the awards. Actual results could materially differ from this estimate. The maximum amounts payable for awards granted during fiscal 2023 assuming the highest level of performance cannot exceed the total amount granted.
(2)The amounts represent the amount earned for the Annual Cash Incentive for 2023, which were paid out in early 2024.
(3)The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2023 Summary Compensation Table above for fiscal 2023.

Name	Year	401(k) Employer Contribution	Term Life Insurance (a)	Disability Insurance (b)	Misc. (c)	Chapter 11 Reorganization Retention Program (d)	Total All Other Compensation
Thomas F. Lesinski	2023	$—	$5,118	$720	$1,320	$1,850,000	$1,857,158
Ronnie Y. Ng	2023	$—	$531	$720	$660	$962,500	$964,411
Scott D. Felenstein	2023	$—	$2,951	$720	$660	$750,000	$754,331

(a)Represents imputed income for term life insurance coverage.
(b)Represents imputed income for long-term and short-term disability insurance coverage.
(c)Represents taxable fringe benefits and allowances for Messrs. Lesinski, Ng and Felenstein.
(d)Amounts in this column represent payments made pursuant to the retention award agreements described above. The Chapter 11 Reorganization Retention Program amounts were determined by the retention agreements entered into on March 2, 2023 with Messrs. Lesinski, Ng and Felenstein. The Chapter 11 Reorganization Retention Program is subject to ratable vesting on each of the following dates: May 31, 2023, August 31, 2023, November 30, 2023 and February 28, 2024.

FISCAL 2023 GRANTS OF PLAN-BASED AWARDS
The following table shows the awards granted to our NEOs for our 2023 fiscal year.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Under-lying Options (#) (3)	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Thomas F. Lesinski	N/A	$786,250	$925,000	$1,387,500	—	—	—	—	—	—	$—
	2/22/2023	$—	$—	$—	3,956	7,911	7,911	—	—	—	$18,986
	7/31/2023	$—	$—	$—	12,427	24,853	24,853	—	—	—	$83,333
	7/31/2023	$—	$—	$—	—	—	—	223,680	—	—	$750,000
	7/31/2023	$—	$—	$—	—	—	—	—	25,000	$35.00	$34,648
Ronnie Y. Ng	N/A	$350,625	$412,500	$618,750	—	—	—	—	—	—	$—
	2/22/2023	$—	$—	$—	1,316	2,632	2,632	—	—	—	$6,317
Scott D. Felenstein	N/A	$483,714	$569,075	$853,613	—	—	—	—	—	—	$—
	2/22/2023	$—	$—	$—	2,602	5,204	5,204	—	—	—	$12,490

(1)Amounts represent potential cash bonus amounts if targets are achieved for 2023 performance for each NEO. See “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for amounts paid.
(2)Represents PBRSU grants made in 2021, 2022 and 2023 under the Equity Incentive Plan. As the 2023 performance metric for the portion of the 2021, 2022 and 2023 PBRSU awards for Messrs. Lesinski, Ng and Felenstein were set on February 22, 2023, the amount presented includes only those portions of the awards. The restricted stock unit awards provide that the award will accrue dividends payable subject to vesting, if applicable. For additional information regarding equity awards see “Long-Term Incentives” in the CD&A and “Equity Incentive Plan Information.”
(3)Represents stock option grants made in 2023 under the Equity Incentive Plan. For additional information regarding equity awards see “Long-Term Incentives” in the CD&A and “Equity Incentive Plan Information.”
(4)Grant date fair value of stock awards was calculated in accordance with FASB ASC Topic 718. Some of the 2023 restricted stock awards are scheduled to vest based upon adjusted achievement of predetermined targets and are presented in the table based on target amounts. Refer to footnote (2) of our Summary Compensation Table for the maximum value of shares that could be earned.
Equity Incentive Plan Awards
During fiscal 2023, only the CEO received awards under our Equity Incentive Plan. All other awards under our Equity Incentive Plan were temporarily suspended due to NCM LLC’s Chapter 11 Case. Additional information about the awards is included in our CD&A, “Long-Term Incentives.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 28, 2023

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price	Option Expiration Date (1)	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Award: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Award: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Thomas F. Lesinski	65,019	—		$80.00	8/2/2029	—		$—	—		$—
	50,060	—		$27.10	7/29/2030	—		$—	—		$—
	14,666	7,332	(3)	$30.90	8/4/2031	8,090	(7)	$34,949	—		$—
	12,365	24,728	(4)	$15.80	8/1/2032	15,823	(8)	$68,355	15,823	(15)	$43,360
	8,334	16,666	(4)	$35.00	8/1/2032	—		$—	—		$—
	—	25,000	(5)	$35.00	7/31/2033	223,680	(9)	$966,298	24,853	(16)	$68,105
Ronnie Y. Ng	7,073	3,536	(6)	$38.00	9/27/2031	741	(10)	$3,201	2,233	(17)	$9,179
	—	—		$—	—	1,100	(11)	$4,752	—		$—
	—	—		$—	—	6,061	(12)	$26,184	3,030	(18)	$12,455
Scott D. Felenstein	—	—		$—	—	2,038	(13)	$8,804	6,114	(17)	$25,131
	—	—		$—	—	3,181	(11)	$13,742	—		$—
	—	—		$—	—	84	(14)	$363	253	(17)	$1,040
	—	—		$—	—	8,081	(12)	$34,910	4,040	(18)	$16,606

(1)Options generally expire 90 days from the term date if the NEO terminates employment. In the event of termination without cause, Mr. Lesinski’s options expire 180 days from the term date.
(2)Amounts are based on the closing stock price, $4.32 per share, on December 28, 2023 based on the target level of performance. The amounts for these awards are presented based on 100.0% of the fair market value on the date of grant. When there is a stock award, but no performance metric set for portions of the award, the portion is not considered granted until approval of the performance metric.
(3)The stock options vest 33.33% per year commencing on August 4, 2021, subject to continuous service.
(4)The stock options vest 33.33% per year commencing on August 1, 2022, subject to continuous service.
(5)The stock options vest 33.33% per year commencing on July 31, 2023, subject to continuous service.
(6)The stock options vest 33.33% per year commencing on September 27, 2021, subject to continuous service.
(7)The restricted stock units vests 33.33% per year commencing on August 4, 2021, subject to continuous service.
(8)The restricted stock units vests 33.33% per year commencing on August 1, 2022, subject to continuous service.
(9)The restricted stock units vests 33.33% per year commencing on July 31, 2023, subject to continuous service.
(10)The restricted stock units vests 33.33% per year commencing on September 27, 2021, subject to continuous service.
(11)The restricted stock units vest February 26, 2024, subject to continuous service.
(12)The restricted stock units vests 33.33% per year commencing on February 23, 2022, subject to continuous service.
(13)The restricted stock units vests 33.33% per year commencing on January 20, 2021, subject to continuous service.
(14)The restricted stock units vests 33.33% per year commencing on July 2, 2021, subject to continuous service.
(15)The restricted stock unit awards are scheduled to vest based on achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period. These figures assume 100% vesting of PBRSUs prior to any modification. As the 2022 and 2023 performance metrics for a portion of the 2022 PBRSU award were previously set, the amounts for the 2022 grant for Mr. Lesinski only includes these portions of his award. The performance metric for the 2024 performance year was set in early 2024.

(16)The restricted stock unit awards are scheduled to vest based on achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period. These figures assume 100% vesting of PBRSUs prior to any modification. As the 2023 performance metric for a portion of the 2023 PBRSU award was set in February 2023, the amounts for the 2023 grant for Mr. Lesinski only includes that portion of his award. The performance metric for the 2024 performance year was set in early 2024. The performance metric for the 2025 performance year has not yet been set.
(17)The restricted stock unit awards are scheduled to vest based on achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period for the 2021 grants. These figures assume 100% vesting of PBRS prior to any modification.
(18)The restricted stock unit awards are scheduled to vest based on achievement of the actual cumulative “Free Cash Flow” target at the end of the two-year measuring period for the 2022 grants. These figures utilize the actual achievement of the 2022 and 2023 performance periods resulting in a 95.1% vesting of PBRSUs prior to any modification.
See “Long-Term Incentives” in the CD&A for additional information.

STOCK VESTED DURING FISCAL 2023
The following table shows information regarding the vesting during fiscal 2023 of restricted stock unit awards previously granted to our NEOs. No options were exercised by any NEOs during fiscal 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Thomas F. Lesinski	29,198	$95,498
Ronnie Y. Ng	6,801	$17,835
Scott D. Felenstein	16,189	$40,305

(1)Amounts are based on the closing stock price on the vesting date.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following summaries set forth potential payments payable to our NEOs upon termination of their employment or a change in control of NCM, Inc. under their employment agreements, as amended, and under the Equity Incentive Plan. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the Grants of Plan Based Awards table. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides additional detail and definitions for the termination reasons, such as disability, cause and change in control, among others.
The following table assumes the executive’s employment was terminated under each of these circumstances on December 28, 2023 and such payments and benefits have an estimated value of:

	Cash Severance (1) (2)	Medical Insurance (3)	Term Life Insurance (4)	Disability Insurance (4)	401(k) Employer Contribution	Value of Accelerated Equity Awards (5)	Total
Thomas F. Lesinski (a)
Without Cause or For Good Reason or Non-renewal by Company	$1,850,000	$23,315	$—	$—	$—	$355,324	$2,228,639
Without Cause or For Good Reason in connection with a Change of Control**	$3,700,000	$23,315	$—	$—	$—	$1,598,309	$5,321,624
Death	$—	$23,315	$—	$—	$—	$355,324	$378,639
Disability*	$462,500	$23,315	$5,118	$720	$—	$355,324	$846,977
Ronnie Y. Ng (b)
Without Cause or For Good Reason or Non-renewal by Company	$962,500	$20,140	$—	$—	$—	$51,443	$1,034,083
Without Cause or For Good Reason in connection with a Change of Control**	$962,500	$20,140	$—	$—	$—	$89,450	$1,072,090
Death	$—	$20,140	$—	$—	$—	$51,443	$71,583
Disability*	$275,000	$20,140	$531	$720	$—	$51,443	$347,834
Scott D. Felenstein (c)
Without Cause or For Good Reason or Non-renewal by Company	$1,238,575	$—	$—	$—	$—	$96,150	$1,334,725
Without Cause or For Good Reason in connection with a Change of Control**	$1,238,575	$—	$—	$—	$—	$156,012	$1,394,587
Death	$—	$—	$—	$—	$—	$96,150	$96,150
Disability*	$334,750	$—	$2,951	$720	$—	$96,150	$434,571

*	Net of amounts offset by disability insurance payments
**	A change of control is defined as 12 months following the change of control within the respective employee agreements and 3 months prior to or one year following a change of control within the respective equity agreements.

(1)If the employment of the NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the NEO's employment agreement, or the agreement is not renewed on substantially equal terms, the NEO will be entitled to severance for the period specified in the respective employment agreement. If the NEO’s employment terminates due to death, the NEO’s beneficiaries will receive the base salary paid through the end of the month of death. If Mr. Lesinski terminates his employment on account of his disability, in exchange for a release of claims against the Company, and if, and only if he is not eligible to receive benefits following the termination date under the Company’s long-term disability plan, he will be entitled to 50% of his base salary. If Mr. Ng or Mr. Felenstein terminates employment on account of his disability, in exchange for a release of claims against the Company, he will be entitled to 50% of his then base salary, offset by any disability benefits provided under a Company sponsored benefit arrangement.
(a)Mr. Lesinski's severance represents 100% of his base salary, plus 100% of his target bonus based on his salary in effect on December 28, 2023 paid over 12 months. In the event of termination in connection with a Change in Control, Mr. Lesinski’s severance payment represents 200% of his base salary, plus 200% of his target bonus based on his salary in effect on December 28, 2023 paid over 12 months.
(b)Mr. Ng’s severance represents 100% of his base salary, plus 100% of his target bonus based on his salary in effect on December 28, 2023 paid over 12 months.
(c)Mr. Felenstein’s severance represents 100% of his base salary, plus 100% of his target bonus based on his base salary in effect on December 28, 2023 paid over 12 months.
(2)If the employment of Messrs. Lesinski, Ng or Felenstein is terminated by NCM, Inc. for any reason, the respective NEO is entitled to any annual, long-term or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the date of termination or resignation.
(3)If the employment of Messrs. Lesinski, Ng or Felenstein is terminated by NCM, Inc. for reasons other than death or cause, or he resigns for good reason, as defined in the respective NEO's employment agreement, the applicable NEO is entitled to one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA. The amount for Messrs. Lesinski, Ng and Felenstein represents an amount equal to 100% of the premium costs for a 12-month period.

(4)If the employment of Mr. Felenstein or Mr. Ng is terminated by NCM, Inc. on account of disability, they are entitled to receive an amount equal to the cost that would be incurred by the NEO in obtaining individual benefits equivalent to the NCM, Inc. employee benefit plan or program that the NEO was participating in on the effective date of the termination for a period of up to one year.
(5)Under the Equity Incentive Plan, if within three months prior to or one year after the consummation of a change of control, as defined in the Equity Incentive Plan and each NEO’s employment agreement, the NEO’s employment is terminated by NCM, Inc., its affiliate or a successor in interest without cause or by the NEO for good reason, both as defined in the Equity Incentive Plan and each NEO’s employment agreement, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Pursuant to the restricted stock unit agreements, in the case of involuntary terminations without cause, death and disability, each NEO would retain a prorated amount of TBRSUs and PBRSUs equivalent to time employed during the vesting period. The retained shares would vest upon termination in the case of TBRSUs and upon the achievement of performance conditions in the case of PBRSUs. Amounts are based on the closing stock price, $4.32 per share, on December 28, 2023. Pursuant to the stock option agreements, in the case of involuntary terminations without cause, Mr. Ng’s vested stock options would expire after 90 days and Mr. Lesinski’s vested stock options would expire after 180 days. Vested stock options would expire after twelve months in the case of death or disability for either NEO. Mr. Lesinski’s and Mr. Ng’s unvested options would be forfeited on the termination date in the case of death or disability but will vest equal to the portion of the vesting period they served in their respective roles in the case of termination without cause.
EMPLOYMENT AGREEMENTS
The following provides a discussion of the material terms of the employment agreements between NCM, Inc. and each of our NEOs. Our Compensation Committee believes these employment agreements are consistent with the standard in our industry for senior executives. The agreements provide for payments and benefits if each executive’s employment with the Company and its affiliates is terminated (i) without cause (as defined in the agreements), (ii) for good reason (as defined in the agreements), (iii) without cause or good reason three months prior to or within one year following a change of control (as defined in the agreements), (iv) in the event of death, and (v) in the event of disability. See “Potential Payments Upon Termination or Change in Control” for additional information about such payments and benefits.
Thomas F. Lesinski
Mr. Lesinski’s employment agreement was amended on July 20, 2022 and provides that he will serve as Chief Executive Officer of NCM, Inc. The amended employment agreement became effective August 1, 2022 and shall expire on the earlier of (i) December 31, 2025 or (ii) the termination of Mr. Lesinski's employment under the agreement. The amended employment agreement provides for an annual base salary of $925,000. In addition to base salary, Mr. Lesinski is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation Committee at a target of 100% of base salary. Mr. Lesinski shall also have the opportunity to receive long-term incentive awards with a grant date fair value of at least $1,000,000 plus 250,000 of premium-priced options each year during the term, in such amounts and pursuant to such terms as may be determined in the sole discretion of the Board, subject to limitations in the amended employment agreement related to the mix of equity awards.
If Mr. Lesinski's employment is involuntarily terminated by the Company, he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus. If Mr. Lesinski's employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), on the first payroll that occurs after the 55th day following the effective date of such termination he will receive a lump sum cash payment in an amount equal to 200% of his annual base salary plus 200% of the target bonus, payable in equal installments over a 12-month period. For up to 12 months following any such termination of employment, the Company will pay Mr. Lesinski an amount equal to 100% of the monthly premium paid by Mr. Lesinski for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during his employment and for a one-year period following employment, Mr. Lesinski has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Lesinski has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.
Ronnie Y. Ng
Mr. Ng’s employment agreement provides that he will serve as Chief Financial Officer of NCM, Inc. The employment agreement was effective September 15, 2021, and expires on September 15, 2024. The employment agreement provides for an annual base salary, subject to annual increases at the discretion of our Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation Committee. Our Compensation

Committee set Mr. Ng’s base salary at $550,000 for 2023. In addition to base salary, Mr. Ng is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation Committee at a target of 75% of base salary. Mr. Ng shall also have the opportunity to receive long-term incentive awards of at least $300,000 annually as determined by our Board.
If Mr. Ng’s employment is involuntarily terminated by the Company, on the first payroll that occurs after the 55th day following the effective date of such termination he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period. If Mr. Ng’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), on the first payroll that occurs after the 55th day following the effective date of such termination he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period. For up to 12 months following any such termination of employment, the Company will pay Mr. Ng an amount equal to 100% of the monthly premium paid by Mr. Ng for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during his employment and for a one-year period following employment, Mr. Ng has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Ng has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.
Scott D. Felenstein
Mr. Felenstein was promoted to President – Sales, Marketing & Partnerships on July 2, 2021. Prior to this promotion, Mr. Felenstein served as Chief Revenue Officer of NCM, Inc. Mr. Felenstein’s original employment agreement was effective April 24, 2017 and his amended and restated employment agreement is effective July 2, 2021 and expires on June 30, 2024. The original and new employment agreements provide for an annual base salary, subject to annual increases at the discretion of our Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation Committee. Our Compensation Committee set Mr. Felenstein’s base salary at $669,500 for 2023. In addition to base salary, Mr. Felenstein is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation Committee at a target of 85% of base salary and long-term incentive awards as determined by the Board. Mr. Felenstein shall also have the opportunity to receive long-term incentive awards of at least $600,000 annually as determined by our Board.
In his employment agreement, if Mr. Felenstein’s employment is involuntarily terminated by the Company, on the first payroll that occurs after the 55th day following the effective date of such termination he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period. If Mr. Felenstein’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the employment agreement), on the first payroll that occurs after the 55th day following the effective date of such termination he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period, and Mr. Felenstein will vest in full in any unvested shares of his initial sign-on equity grant. For up to 12 months following any such termination of employment, the Company will pay Mr. Felenstein an amount equal to 100% of the monthly premium paid by Mr. Felenstein for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during his employment and for a one-year period following employment, Mr. Felenstein has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Felenstein has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.
2023 PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company provides the following disclosure for its three most recent fiscal years. The Board and the Compensation Committee did not consider the pay versus performance disclosure below in making their pay decisions for any of the years presented. See “Compensation Discussion and Analysis” for information about the decisions made by the Board and the Compensation Committee with respect to NEO compensation for the years discussed.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (1)	Value of Initial Fixed $100 Investment Based on:	Net Income (Loss) (in $ millions)
					Total Shareholder Return
2023	$4,594,126	$4,901,525	$1,969,312	$2,004,290	$15.4	$705.2
2022	$2,571,657	$706,104	$1,391,152	$773,300	$9.7	$(28.8)
2021	$2,666,046	$1,410,047	$874,604	$563,615	$81.7	$(48.7)

(1)The below adjustments were made to determine compensation actually paid to the PEO and Non-PEO NEOs from the total on the Summary Compensation Table.

Adjustments	2023		2022		2021
	PEO	Average non-PEO NEOs	PEO	Average non-PEO NEOs	PEO	Average non-PEO NEOs
Deduction for amounts reported under “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for applicable FY	$(886,968)	$(9,404)	$(928,770)	$(417,432)	$(1,375,000)	$(411,150)
Increased based on ASC 718 fair value of awards granted during the applicable FY that remain outstanding and unvested as of applicable FY end, determined as of applicable FY end	$1,107,841	$16,924	$56,962	$43,343	$858,451	$252,764
Increase/deduction for awards granted during prior FY that were outstanding and unvested as of applicable FY end, determined based on change in ASC 718 fair value from prior FY end to applicable FY end	$61,103	$27,956	$(737,408)	$(221,469)	$(560,854)	$(80,583)
Increase/deduction for awards granted during the prior FY that vested during applicable FY, determined based on change in ASC 718 fair value from prior FY end to vesting date	$25,423	$1,482	$(195,045)	$(1,850)	$(178,596)	$35,611
Deduction of ASC 718 fair value of awards granted during prior FY that were forfeited during applicable FY, determined as of prior FY end	$—	$(1,980)	$(61,292)	$(20,444)	$—	$(107,631)
Total Adjustments	$307,399	$34,978	$(1,865,553)	$(617,852)	$(1,255,999)	$(310,989)
(2)In 2023 and 2022, the Non-PEO NEOs consisted of Messrs. Felenstein and Ng. In 2021, the Non-PEO NEOs consisted of Messrs. Felenstein and Ng, Clifford E. Marks, the former President, and Sarah Hilty, the former EVP, General Counsel and Secretary.
The Compensation Actually Paid to the PEO increased 594.17% and the Average Compensation Actually Paid to Non-PEO NEOs increased 159.19%, respectively from 2022 to 2023. The increase in Compensation Actually Paid to the PEO is primarily driven by the one-time Chapter 11 Reorganization Retention Program and an increase in the stock price year over year, as reflected in the TSR increase of 58.45% and Net Income increase year over year of 2548.61% for 2023. The increase in Average Compensation Actually Paid to Non-PEO NEOs was primarily driven by the one-time Chapter 11 Reorganization Retention Program.
The Compensation Actually Paid to the PEO decreased 49.9% and the Average Compensation Actually Paid to Non-PEO NEOs increased 37.2%, respectively from 2021 to 2022. The decline in Compensation Actually Paid to the PEO is primarily driven by the significant decline in the stock price year over year, as reflected in the TSR decrease of 88.13% for 2022. This decrease in Compensation Actually Paid is offset by the improvement within Net Loss year over year of 40.9% and recognized the efforts of management to successfully weather the extended effects of the COVID-19 pandemic, in spite of the continued headwinds experienced in 2022 related in part to slower than anticipated return of theater attendance and a delay in major motion picture releases. The increase in Average Compensation Actually Paid to Non-PEO NEOs was primarily driven by a change in the tenure served by each Non-PEO NEO in 2021, with Mr. Marks, Ms. Hilty and Mr. Ng only serving in their roles for a portion of the year compared to 2022 when all Non-PEO NEOs served for the full year.
Our compensation program is grounded in a pay-for-performance philosophy and designed with equity and cash incentive as a significant component of compensation. A key purpose of executive compensation is to attract, retain, motivate and reward talented executives. However, the severe and continuing effects of the Chapter 11 Case and COVID-19 pandemic have dramatically impacted the Company’s financial performance and the price of the Company’s common stock for reasons unrelated to the performance of our management and employees in managing the Company’s business and preserving stockholder value.
NON-EMPLOYEE DIRECTOR COMPENSATION
Non-Employee Directors
For our 2023 fiscal year, the base retainers and meeting fees for our directors, prior to August 7, 2023, who were not our employees, employees of AMC, Cinemark and Regal, or employees of Standard General or Blantyre Capital (“non-employee directors”), are as follows. The base retainers and meeting fees became effective on February 24, 2024. Employee directors were eligible to receive the Special Restructuring Committee and Special Cineworld Proceeding Committee amount, if applicable. The Special Restructuring Committee was established to review and consult on negotiations related to the Chapter 11 Case and the Company’s capital structure. The Special Cineworld Proceeding Committee was established to review matters relating to the Cineworld Proceeding.

$100,000 per annum	Retainer for non-employee director
$280,000 per annum	Retainer for serving as Non-Employee Chair
$25,000 per annum	Additional retainer for serving as Chair of the Audit Committee
$19,000 per annum	Additional retainer for serving as Chair of the Compensation Committee
$15,000 per annum	Additional retainer for serving as Chair of the Nominating and Governance Committee
$13,000 per annum	Additional retainer for serving as a member of the Audit Committee
$12,500 per annum	Additional retainer for serving as a member of the Compensation Committee
$10,000 per annum	Additional retainer for serving as a member of the Nominating and Governance Committee
Up to $30,000 per month	Additional retainer for serving as a member of the Special Restructuring Committee or the Special Cineworld Proceeding Committee
Upon emerging from bankruptcy, on August 7, 2023, Lawrence A. Goodman, Kurt Hall, Mark Segall, Donna Reisman and Mark Zoradi resigned from the Board of Directors in accordance with the Plan. On August 7, 2023, the Board elected Lauren Zalaznick, Bernadette Aulestia, Nicholas Bell, Tiago Lourenço, Jean-Philippe Maheu and Joseph Marchese to fill these vacancies pursuant to the Plan. The base retainers and meeting fees for our directors who are not our employees, are as follows. The base retainers and meeting fees became effective on August 18, 2023.

$0 per annum	Cash retainer for non-employee director
$100,000 per annum	Retainer for serving as Non-Employee Chair
$30,000 per annum	Additional retainer for serving as Chair of the Audit Committee
$20,000 per annum	Additional retainer for serving as Chair of the Compensation Committee
$20,000 per annum	Additional retainer for serving as Chair of the Nominating and Governance Committee
$15,000 per annum	Additional retainer for serving as a member of the Audit Committee
$10,000 per annum	Additional retainer for serving as a member of the Compensation Committee
$10,000 per annum	Additional retainer for serving as a member of the Nominating and Governance Committee
Non-Employee Chairman Cash Retainers. The compensation for the non-employee chair is inclusive of all committee chair and member fees and was reviewed by the Nominating and Governance Committee, with the assistance of Clearbridge and Meridian, and approved by the Board.
Restricted Stock Units. Non-employee directors serving on the Board as of August 18, 2023, received a one-time grant with a fair market value equal to $100,000. The RSUs will vest in four years on August 18, 2027. In the event a director resigns from the Board, the director will receive a pro rata share of the grant as of their resignation date. The RSUs will be settled in shares of the Company’s common stock. The RSU awards include the right to receive dividend equivalents, subject to vesting. Additionally, non-employee directors will receive quarterly grants that vest immediately with a fair market value of $50,000. The number of shares will be determined by utilizing the weighted average closing price of the five days before and five days after the respective quarterly earnings release. Non-employee directors may choose to elect up to 20% of their quarterly grant in cash. This election must be made while not in a blackout period.

We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our Board of Directors.
Employee Directors
Our employees, employees of our AMC, Cinemark and Regal and employees of Standard General or Blantyre Capital who also served as directors received compensation for their services as employees from their respective employers, but they did not receive any additional compensation from us for their service as our directors or members or chairs of committees.
FISCAL 2023 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)		Stock Awards (2)	All Other Compensation	Total
Lawrence A. Goodman	$200,050	(3)	$—	$—	$200,050
Kurt C. Hall	$158,641	(4)	$—	$—	$158,641
Juliana F. Hill	$217,569	(5)	$128,573	$—	$346,142
Donna Reisman	$71,590	(6)	$—	$—	$71,590
Mark B. Segall	$57,875	(7)	$—	$—	$57,875
Mark Zoradi	$57,875	(7)	$—	$—	$57,875
Bernadette Aulestia	$17,857	(8)	$128,573	$—	$146,430
Nicholas Bell	$3,929	(9)	$128,573	$—	$132,502
David Glazek	$188,927	(10)	$128,573	$—	$317,501
Jean-Philippe Maheu	$21,607	(11)	$128,573	$—	$150,180
Joseph Marchese	$7,857	(12)	$128,573	$—	$136,430
Lauren Zalaznick	$47,143	(13)	$128,573	$—	$175,716

(1)The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2023 Director Compensation Table above. All of the Fees Earned or Paid in Cash shown above reflect the prorated amounts paid for this increase or any prorated amounts due to change in positions.

Name	Annual Retainer	Committee Chair Retainer	Committee Member Retainer	Total Fees Earned or Paid in Cash
Lawrence A. Goodman (3)	$57,875	$11,581	$130,594	$200,050
Kurt C. Hall (4)	$57,875	$—	$100,765	$158,641
Juliana F. Hill (5)	$67,875	$27,024	$122,670	$217,569
Donna Reisman (6)	$57,875	$—	$13,714	$71,590
Mark B. Segall (7)	$57,875	$—	$—	$57,875
Mark Zoradi (7)	$57,875	$—	$—	$57,875
Bernadette Aulestia (8)	$10,000	$7,857	$—	$17,857
Nicholas Bell (9)	$—	$—	$3,929	$3,929
David Glazek (10)	$10,000	$—	$178,927	$188,927
Jean-Philippe Maheu (11)	$10,000	$—	$11,607	$21,607
Joseph Marchese (12)	$—	$—	$7,857	$7,857
Lauren Zalaznick (13)	$39,286	$7,857	$—	$47,143

(2)The amounts represent the aggregate grant date fair value of the restricted stock unit awards as computed under ASC 718 and do not represent cash payments made to the individuals or amounts realized. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, please see Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 28, 2023, filed on March 18, 2024.
(3)Mr. Goodman’s compensation was prorated for his time served in each position, as he served on the Board, the Audit Committee and as Chair of the Compensation Committee until his resignation on August 7, 2023. Additionally, he was appointed to the Special Restructuring Committee on February 20, 2023 and served until his resignation on August 7, 2023.

(4)Mr. Hall’s compensation was prorated for his time served in each position, as he served on the Board, the Audit Committee and the Compensation Committee until his resignation on August 7, 2023. Additionally, he was appointed to the Special Restructuring Committee on March 3, 2023 and served until June 30, 2023.
(5)Ms. Hill’s compensation was prorated for her time served in each position, as she served on the Board and as Chair of the Audit Committee under the previous retainers until August 7, 2023. Additionally, she was appointed to the Special Restructuring Committee on February 20, 2023 and served until its dissolution on August 7, 2023. Ms. Hill continues to serve on the Board and as Chair of the Audit Committee under the new retainers since August 7, 2023. Ms. Hill elected to receive 20% of her fourth quarter stock grant in cash.
(6)Ms. Reisman’s compensation was prorated for her time served in each position, as she served on the Board, the Compensation Committee and the Nominating and Governance Committee until her resignation on August 7, 2023.
(7)Messrs. Segall and Zoradi’s compensation were prorated for their time served on the Board until their resignation on August 7, 2023.
(8)Ms. Aulestia’s compensation was prorated for her time served in each position, as she has served on the Board and as Chair of the Nominating and Governance Committee since her appointment on August 7, 2023. Ms. Aulestia elected to receive 20% of her fourth quarter stock grant in cash.
(9)Mr. Bell’s compensation was prorated for his time served in each position, as he has served on the Board and on the Compensation Committee since his appointment on August 7, 2023.
(10)Mr. Glazek served as a director on the Board, as Chair of the Nominating and Governance Committee and on the Compensation Committee until August 7, 2023 and received no compensation from the Company for these roles. He was appointed to the Special Restructuring Committee on February 20, 2023 and served on the Special Restructuring Committee until its dissolution on August 7, 2023. Mr. Glazek has served as a non-employee director on the Board, the Audit Committee and the Nominating and Governance Committee since August 7, 2023. Mr. Glazek elected to receive 20% of his fourth quarter stock grant in cash.
(11)Mr. Maheu’s compensation was prorated for his time served in each position, as he has served on the Board and on the Audit Committee since his appointment on August 7, 2023. Mr. Maheu elected to receive 20% of his fourth quarter stock grant in cash.
(12)Mr. Marchese’s compensation was prorated for his time served in each position, as he has served on the Board and on the Compensation Committee and Nominating and Governance Committee since his appointment on August 7, 2023.
(13)Ms. Zalaznick’s compensation was prorated for her time served in each position, as she has served as Chair of the Board and as Chair of the Compensation Committee since her appointment on August 7, 2023.
The awards are also subject to the terms and provisions of the Equity Incentive Plan. The following table provides details about the “Stock Awards” column from the Fiscal 2023 Director Compensation Table above and outstanding stock awards at December 28, 2023.

	Fiscal 2023 Grants				Outstanding Equity Awards at December 28, 2023
Name	Grant Date	Number of RSUs	Grant Date Fair Value of Stock Awards		Number of RSUs That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (1)
Bernadette Aulestia	8/18/2023	28,450	$100,002	(2)	28,450	$122,904
Nicholas Bell	8/18/2023	28,450	$100,002	(2)	28,450	$122,904
David Glazek	8/18/2023	28,450	$100,002	(2)	28,450	$122,904
Juliana F. Hill	8/18/2023	28,450	$100,002	(2)	28,450	$122,904
Jean-Philippe Maheu	8/18/2023	28,450	$100,002	(2)	28,450	$122,904
Joseph Marchese	8/18/2023	28,450	$100,002	(2)	28,450	$122,904
Lauren Zalaznick	8/18/2023	28,450	$100,002	(2)	28,450	$122,904
Bernadette Aulestia	11/15/2023	6,889	$28,571	(3)	—	$—
Nicholas Bell	11/15/2023	6,889	$28,571	(3)	—	$—
David Glazek	11/15/2023	6,889	$28,571	(3)	—	$—
Juliana F. Hill	11/15/2023	6,889	$28,571	(3)	—	$—
Jean-Philippe Maheu	11/15/2023	6,889	$28,571	(3)	—	$—
Joseph Marchese	11/15/2023	6,889	$28,571	(3)	—	$—
Lauren Zalaznick	11/15/2023	6,889	$28,571	(3)	—	$—

(1)Amounts are based on the closing stock price, $4.32 per share, on December 28, 2023. The shares will vest on August 18, 2027.
(2)Calculated in accordance with ASC Topic 718 as described in footnote (1) to the Fiscal 2023 Director Compensation Table above and based on a stock price of $3.515 for all directors.
(3)This award vested immediately on the grant date. The value of the shares represents the quarterly retainer for the third quarter of 2023 prorated for time served on the board from August 7, 2023 until the end of the quarter. The number of shares was determined by utilizing the weighted average closing price of the five days before and five days after the respective quarterly earnings release.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, as of December 28, 2023, information for all equity compensation plans under which our equity securities were authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	979,176	(1)	$42.50	(2)	12,394,912	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	979,176		$42.50		12,394,912

(1)Includes 234,779 stock option grants and 744,397 restricted stock and restricted stock units; no additional shares for the 2023, 2022 and 2021 PBRSU and PBRS grants.
(2)Restricted stock awards and restricted stock units are excluded as there is no exercise price for these awards.
(3)Represents remaining shares of our common stock available for issuance under the Equity Incentive Plan.
The Equity Incentive Plan was approved by our stockholders on April 28, 2020, with additional shares authorized for issuance under the Equity Incentive Plan approved on May 4, 2022 and on November 2, 2023.

PROPOSAL NO. 2:
ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act, stockholders are being asked to approve, on an advisory basis, the Company’s executive compensation, also known as “say-on-pay.” We currently hold this vote annually. This non-binding advisory approval of the Company’s executive compensation considers the information in this proxy statement included in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosures.
Our Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our NEOs is tied closely to the financial performance of the Company (in 2023 approximately 34.0% of total compensation, assuming the target is fully achieved), thus aligning our officers’ interests with those of our stockholders, including the annual performance bonus and equity incentives (refer to “Compensation Discussion and Analysis – Pay-for-Performance Alignment”). Under these programs, we provide our executives with incentives to achieve specific annual and long-term company performance goals established by our Compensation Committee. Our Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices and do not encourage excessive risk-taking.
Because your approval is advisory, it will not be binding on either our Board of Directors or the Company. However, our Compensation Committee and Board value the opinions of our stockholders and will take into account the result of the vote on this proposal when considering future executive compensation arrangements.
Our stockholders have the opportunity to vote, on an advisory basis, for the following resolution at our Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement is hereby APPROVED.”
Vote Required
Approval of the foregoing resolution by our stockholders, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this Proposal No. 2.
Recommendation
Our Board of Directors recommends that stockholders vote FOR Proposal No. 2, and approve, on an advisory basis, the Company’s executive compensation program, as presented in this proxy statement.

PROPOSAL NO. 3:
RATIFICATION OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by our Audit Committee of the firm Grant Thornton LLP as independent auditors to audit our financial statements for the fiscal year ending December 26, 2024, and to perform other approved accounting services.
On March 19, 2024, our Audit Committee appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2024. On March 19, 2024, our Audit Committee also dismissed Deloitte & Touche LLP as our independent registered public accounting firm. The audit report of Deloitte & Touche LLP on our combined and consolidated financial statements as of and for each of the two years ended December 28, 2023 and December 29, 2022 did not contain an adverse opinion or a disclaimer of an opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception that the report dated April 13, 2023 contained explanatory paragraphs as to the Company’s ability to continue as a going concern and bankruptcy proceedings.
During the fiscal years ended December 28, 2023 and December 29, 2022 and the subsequent interim period through March 19, 2024 there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in its audit reports on our combined and consolidated financial statements for such years or (ii) reportable events (as defined in Item 304 (a)(1)(v) of Regulation S-K).
During the fiscal years ended December 28, 2023 and December 29, 2022 and the subsequent interim period through March 19, 2024, neither we nor anyone on our behalf consulted with Grant Thornton LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our combined and consolidated financial statements, and neither a written report nor oral advice was provided to us that Grant Thornton LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).
In deciding to appoint Grant Thornton LLP, our Audit Committee reviewed auditor independence issues and existing commercial relationships with Grant Thornton LLP and concluded that Grant Thornton LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 26, 2024.
Ratification by our stockholders of the selection of Grant Thornton LLP as our independent auditors is not required by applicable law, our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws or otherwise. However, our Board of Directors considers the selection of our independent auditors to be an important matter of stockholder concern and is submitting the selection of Grant Thornton LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Grant Thornton LLP as our independent auditors, our Audit Committee will reconsider whether to retain Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
Representatives of Grant Thornton LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions. We do not anticipate representatives of Deloitte & Touche LLP will be present at the annual meeting.

Fees Paid to Independent Auditors
We paid Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal years 2023 and 2022, the following amounts:

	2023	2022
Audit Fees (1)	$1,618,461	$1,208,989
Audit Related Fees	—	—
Total Audit and Related Fees	1,618,461	1,208,989
Tax Fees	—	—
All Other Fees (2)	1,895	1,875
Total Fees	$1,620,356	$1,210,864

(1)In 2023 and 2022, audit fees primarily consisted of fees incurred for the audit of the annual financial statements and review of financials included in the Form 10-Qs. The fees also included $35,000 and $182,500, respectively, of fees for the issuance of consents and other procedures in connection with registration statement filings and other finance transactions.
(2)Audit related fees consisted of a subscription to accounting research tools.
Pre-Approval Policies and Procedures
All auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditors must be approved by our Audit Committee in advance, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee Charter has delegated authority to the Audit Committee chair to grant pre-approvals of audit and permitted non-audit services, provided that all decisions to grant pre-approvals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our initial public offering in February 2007, all of our independent auditors’ services were pre-approved by our Audit Committee.
Vote Required
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required to approve Proposal No. 3.
Recommendation
Our Board of Directors recommends that stockholders vote FOR Proposal No. 3.

AUDIT COMMITTEE REPORT
The charter of our Audit Committee specifies that the purpose of the Audit Committee is to assist our Board in the oversight of management’s processes and activities relating to the following:

•maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;
•the independent auditor’s qualifications and independence;
•the performance of our internal audit function and independent auditor; and
•confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.
As part of fulfilling its responsibilities, our Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended December 28, 2023 with management and discussed those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, as well as all other matters required to be discussed with Deloitte & Touche LLP, our independent registered public accounting firm for fiscal year ended December 28, 2023. Our Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with our Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc. Our Audit Committee also received the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with our Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.
Based upon our Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Deloitte & Touche LLP, our Audit Committee recommended that our Board of Directors include the audited consolidated financial statements for the fiscal year ended December 28, 2023 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.
Juliana F. Hill, Chair
David E. Glazek
Jean-Phillippe Maheu

VOTING SECURITIES AND PRINCIPAL HOLDERS
Beneficial Ownership
Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. As of March 21, 2024, the percentage of beneficial ownership for NCM, Inc. is based on 97,024,547 shares of common stock outstanding. Unless indicated below, the address of each individual listed below is 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111. The following table sets forth information regarding the beneficial ownership of our common stock as of March 21, 2024, by:

•each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;
•each of our NEOs;
•each of our directors and nominees for director; and
•all current directors and executive officers as a group.
The calculation of beneficial ownership is made in accordance with SEC rules. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Beneficial ownership as of any date includes any shares as to which the person has the right to acquire voting or investment power as of such date or within 60 days thereafter through the exercise of any stock option or other right or the vesting of an equity award, without regard to whether such right expires before the expiration of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons will be deemed the beneficial owners of those securities.
The percentage of beneficial ownership of any person as of March 21, 2024 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person—which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 21, 2024—by the sum of (i) the number of shares outstanding as of March 21, 2024 plus (ii) the number of shares as to which such person (but no other person) has the right to acquire voting or investment power as of or within 60 days after March 21, 2024. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	Rights to Acquire Shares (1)	Percent of NCM, Inc. Common Stock
Five Percent Stockholders
Blantyre Capital Limited and affiliates (2)	26,664,349	—	27.5%
Directors and Executive Officers
Thomas F. Lesinski	44,101	150,445	*
Scott D. Felenstein	35,301	—	*
Ronnie Y. Ng	11,788	7,073	*
Maria V. Woods	12,100	—	*
Lauren Zalaznick	6,889	—	*
Bernadette Aulestia	6,889	—	*
Nicholas Bell	6,889	—	*
David E. Glazek	6,889	—	*
Juliana Hill	17,117	—	*
Tiago Lourenço	—	—	*
Jean-Phillipe Maheu	6,889	—	*
Joseph Marchese	6,889	—	*
All current directors and executive officers as a group (12 persons)	161,741	157,518	*

*	Less than one percent

(1)Reflects the number of shares of NCM, Inc. common stock that can be acquired as of March 21, 2024 or within 60 days thereafter through the exercise of stock options or settlement of PBRSUs or TBRSUs. These shares are excluded from the column headed “Shares of NCM, Inc. Common Stock” but are included in the ownership percentages reported in the column headed “Percent of NCM, Inc. Common Stock.”
(2)Based on information contained in the Schedule 13D filed on August 16, 2023 by Mubashir Mukadam; Blantyre Mulanje II GP Limited; Blantyre Fund II (GP) Limited; Blantyre Fund III (GP) Limited; Blantyre Capital Limited; Blantyre Mulanje II DAC; BSSF II Ireland DAC; and BSSF III DAC. Mr. Mukadam controls, either directly or indirectly, each of the other reporting persons, and has shared voting and dispositive power of all 26,664,349 shares beneficially owned. The address of each of Mr. Mukadam, Blantyre Mulanje II GP Limited, Blantyre Fund II (GP) Limited, Blantyre Fund III (GP) Limited, and Blantyre Capital Limited is c/o Blantyre Capital Limited, 52 Jermyn Street, London, SW1Y 6LX, United Kingdom. The address of each of Blantyre Mulanje II DAC, BSSF II Ireland DAC, and BSSF III DAC is 2nd Floor, Block E, Iveagh Court, Harcourt Road, Dublin 2, Ireland. Mr. Lourenço, Investment Executive and Partner with Blantyre Capital Limited, serves as a member of the Board of Directors of the Company.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
General
NCM, Inc., a Delaware corporation, was organized on October 5, 2006 and began operations on February 13, 2007 upon completion of its IPO. NCM, Inc. is a holding company that manages its consolidated subsidiary, NCM LLC. NCM, Inc. has no business operations or material assets other than its cash and ownership interest of 100.0% of the common membership units in NCM LLC as of December 28, 2023. In December 2022, AMC and Regal each redeemed all of their outstanding membership units in exchange for shares of NCM, Inc. common stock, reducing AMC’s and Regal’s ownership to 0.0% as of December 29, 2022. On February 23, 2023 and March 23, 2023, Cinemark redeemed all of their outstanding membership units in exchange for shares of NCM, Inc. common stock reducing Cinemark’s ownership interest in NCM LLC to 0.0% as of December 28, 2023. NCM, Inc.’s primary source of cash flow from operations is distributions from NCM LLC pursuant to the NCM LLC Operating Agreement. NCM, Inc. also receives management fees pursuant to a management services agreement with NCM LLC in exchange for providing specified management services to NCM LLC.
AMC has owned less than 5% of NCM LLC, on an as converted basis, since July 2018 and is no longer a related party. AMC remains a party to its ESA, Common Unit Adjustment Agreement and certain other original agreements and is a member under the terms of the NCM LLC Operating Agreement, subject to fulfilling the requirements of Section 3.1 of the NCM LLC Operating Agreement. AMC will continue to participate in the annual Common Unit Adjustment and receive available cash distributions or allocation of earnings and losses in NCM LLC (as long as its ownership in NCM LLC is greater than zero) and theater access fees. Further, AMC will continue to pay beverage revenue, among other things, to NCM LLC. AMC’s ownership percentage does not impact future integration payments and other encumbered theater payments owed to NCM LLC by AMC. As of December 28, 2023, AMC’s ownership was 0.0% of NCM LLC and NCM, Inc.
Cinemark has owned less than 5% of NCM LLC, on an as converted basis, since NCM LLC emerged from bankruptcy on August 7, 2023 and is no longer a related party. Cinemark remains a party to its ESA, Common Unit Adjustment Agreement and certain other original agreements and is a member under the terms of the NCM LLC Operating Agreement, subject to fulfilling the requirements of Section 3.1 of the NCM LLC Operating Agreement. Cinemark will continue to participate in the annual Common Unit Adjustment and receive available cash distributions or allocation of earnings and losses in NCM LLC (as long as its ownership in NCM LLC is greater than zero) and theater access fees. Further, Cinemark will continue to pay beverage revenue, among other things, to NCM LLC. Cinemark’s ownership percentage does not impact future integration payments and other encumbered theater payments owed to NCM LLC by Cinemark. As of December 28, 2023, Cinemark’s ownership was 4.5% of NCM, Inc. and 0.0% of NCM LLC.
On June 3, 2023, NCM LLC entered into the Regal Advertising Agreement and Regal Termination Agreement which became effective on July 14, 2023. Pursuant to the Regal Termination Agreement, Regal rejected and terminated its ESA with NCM LLC. Additionally Regal and Regal’s affiliates’ waived all rights and interests as to the TRA, the Common Unit Adjustment Agreement, the Software License Agreement, the Director Designation Agreement, the Registration Rights Agreement and all the other joint venture agreements described in the NCM LLC Operating Agreement and the Company and NCM LLC, and Regal and Regal’s affiliates waived and released claims against the other party. Regal also agreed to support NCM LLC’s Plan and surrendered all 4,068,350 shares in the Company upon the effective date of the Plan. In connection with the Regal Advertising Agreement, NCM LLC and Regal also agreed to dismiss with prejudice the ongoing litigation between the parties related to NCM LLC’s request to enforce certain provisions of the Regal ESA, including the exclusivity provision. As of July 14, 2023, Regal is no longer an ESA Party or related party to NCM, Inc. or NCM LLC.
Transactions with ESA Parties

For the year ended December 28, 2023, there was no related party activity subsequent to the deconsolidation of NCM LLC on April 11, 2023 for Cinemark and Regal as they were not considered related parties of NCM, Inc. nor was there any activity following the reconsolidation of NCM LLC on August 7, 2023, as Cinemark and Regal were no longer considered related parties of NCM LLC. All the following balances represent activity between NCM LLC and Cinemark and Regal through April 11, 2023. No balances include AMC as it was not a related party for the entirety of 2023.
Exhibitor Services Agreements
In connection with the IPO, NCM LLC and each of AMC, Cinemark and Regal executed an amended and restated ESA, effective as of February 13, 2007, which replaced the exhibitor services agreements previously in effect. In connection with the sale of the Fathom Events business, on December 26, 2013, NCM LLC and each of AMC, Cinemark and Regal amended and restated the ESAs to remove those provisions addressing the rights and obligations related to the digital programming services of the Fathom Events business. In November 2019, NCM LLC and each of Cinemark and Regal amended the ESAs to extend the terms of the ESAs and modify the program distributed by NCM LLC through its Digital Content Network for exhibition in Cinemark and Regal theaters. On August 7, 2023 the ESA between NCM LLC and Regal was terminated. Certain basic terms of the ESAs are discussed below:
Advertising Services. Under the ESAs, NCM LLC is (or in the case of Regal, was through July 14, 2023) the exclusive provider within the United States of advertising services in the ESA Parties’ theaters (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the ESA Parties). Following the 2019 ESA Amendments, the ESA with Cinemark has a term of 34 years from the completion of the IPO and the ESA with AMC has a term of 30 years from the completion of the IPO, in each case with a five-year right of first refusal to enter into a services agreement for the services provided under the ESA with the applicable ESA Party on terms equivalent to those offered by a third-party.
The advertising services include the on-screen advertising of The Noovie Show, use of the LEN and lobby promotions. The Noovie Show is generally 20 to 30 minutes long. Beginning on November 1, 2019 in accordance with the 2019 ESA Amendments, NCM LLC is entitled to display up to five minutes of The Noovie Show after the advertised showtime of a feature film and an additional single advertising unit that is either 30 or 60 seconds deeply embedded within the movie trailers at trailer level lighting and at similar volume levels, directly prior to the last one or two trailers preceding the feature film, (the “Platinum Spot”) in Cinemark and (prior to the termination of the ESA with Regal) Regal theaters. The “attached” trailers are those provided by studios to Cinemark and Regal that are with the feature film, which is at least one trailer, but sometimes two trailers. The amount of time included in The Noovie Show displayed prior to showtime will be reduced by the sum of five minutes plus the aggregate length of time of any Platinum Spot.
The Noovie Show includes up to two minutes for the ESA Parties to be used to promote various activities associated with operation of the theaters, including concessions, ticketing partners, gift card and loyalty programs, ESA Party special events and vendors of non-film related services provided to theaters, only if the promotion is incidental to the vendor’s service (called theater advertising). Under the ESAs, up to 90 seconds of The Noovie Show can be sold to NCM LLC’s ESA Parties to satisfy their on-screen advertising commitments under their beverage concessionaire agreements. During 2023, we sold 60 seconds to Regal and Cinemark to satisfy their on-screen advertising commitments under their beverage concessionaire agreements. In accordance with the 2019 ESA Amendments beginning in 2020, the annual cost per thousand (“CPM”) charged to Cinemark increases and in the case of Regal increased at a fixed rate of 2.0%. Prior to the 2019 ESA Amendments in 2019, the CPM was priced equal to the greater of (1) the advertising CPM charged by NCM LLC in the previous year for the time sold to the ESA Party beverage supplier and (2) the advertising CPM for the previous year charged by NCM LLC to unaffiliated third parties during segment one (closest to showtime) of The Noovie Show in the ESA Party’s theaters, limited to the highest advertising CPM being then-charged by NCM LLC pursuant to the ESAs.
In the lobby, the ESA Parties are required to provide a specified number of LEN screens according to the number of auditoriums in the theater. The ESA Parties have the right to install additional screens in their theater lobbies, but these screens can only be used for limited strategic programs, described below, concessions and theater advertising. NCM LLC’s ESA Parties may conduct a limited number of lobby promotions at no charge in connection with the promotion of motion pictures and their strategic programs; however, such activities do not reduce the lobby promotions inventory available to us.
Payments. In consideration for access to the ESA Parties’ theater attendees for on-screen advertising and use of the ESA Parties’ theaters for the LEN and lobby promotions, the ESA Parties receive a monthly theater access fee. The theater access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which may be adjusted for any advertising exhibited by some, but not all, theaters or ESA Parties because of content objections or technical capacity. The theater access fee paid to ESA Parties included an additional fee for digital cinema systems connected to our advertising network. The payment per digital screen and for the digital cinema systems increases annually by 5%. The payment per theater patron increase by 8% every five years with the next occurrence in 2027.
Pursuant to the 2019 ESA Amendments, Cinemark and Regal each received an additional monthly theater access fee beginning November 1, 2019 in consideration for NCM LLC’s access to certain on-screen advertising inventory after the advertised showtime of a feature film. These fees are also based upon a fixed payment per patron beginning at $0.052 per patron beginning on November 1, 2022 and increasing 8% every five years beginning November 1, 2027.
The theater access fee and revenue share aggregate payments to related parties totaled $16.5 million for the year ended December 28, 2023 as compared to $59.4 million for the year ended December 29, 2022. Also, in 2023, total revenue from related parties related to beverage concessionaire agreements totaled $4.1 million as compared to $14.4 million in 2022.
Net Payments to Related Parties. In 2023 the net payments to each related party for theater access fees and revenue share and payments for use of their screens, less the purchase from NCM LLC of advertising under the ESA Party’s beverage concessionaire agreements, were $4.1 million to Regal and Cinemark as compared to $14.4 million in 2022. For the year ended December 28, 2023 there was no related party activity subsequent to the deconsolidation of NCM LLC on April 11, 2023 for AMC, Cinemark, and Regal as they were not considered related parties of NCM, Inc. nor was there any activity following the reconsolidation of NCM LLC on August 7, 2023, as AMC, Cinemark and Regal were no longer considered related parties.
As of December 28, 2023 and December 29, 2022, amounts payable to Regal and Cinemark were $0.0 million and $15.2 million, respectively. As Cinemark and Regal are no longer related parties, there are no related party balances to reflect as of December 28, 2023. Refer to the “Common Unit Adjustment Agreement” section below for further discussion of the nature and magnitude of these payments in 2023 and 2022.
Network Affiliate Transaction Agreement
On June 3, 2023, NCM LLC entered into a Network Affiliate Transaction Agreement (the “Advertising Agreement”) with Regal Cinemas, Inc. The Advertising Agreement became effective July 14, 2023. The Advertising Agreement provides that NCM LLC has the exclusive right to provide on-screen advertisements at Regal’s theaters for a term of ten years in exchange for payments based on the attendance at Regal’s theaters and the revenue generated by NCM LLC through advertising displayed in Regal’s theaters.
Pursuant to the Advertising Agreement, NCM LLC has the right to display advertising in Regal’s theaters with a program of inventory that provides for (i) up to five minutes in length for exhibition on-screen immediately prior to showtime of a feature film or digital programming event, (ii) up to ten minutes immediately after the showtime of a feature film, extending the time available to NCM LLC by five minutes, and (iii) the Platinum Spot that may be exhibited on-screen prior to the last two trailers, which may be either thirty or sixty seconds in length, and subject to Regal’s approval, NCM LLC may display two thirty-second spots in the Platinum Spot and a Gold Spot, a thirty second spot displayed immediately prior to the fourth trailer preceding a feature film or digital programming event.
The amounts payable pursuant to the agreement depend on both attendance in Regal’s theaters and the revenue associated with such attendance. The agreement became effective at a time when Regal was no longer a related party.
NCM LLC Operating Agreement
NCM, Inc., AMC, Cinemark and Regal executed the NCM LLC third amended and restated limited liability company operating agreement, effective as of February 13, 2007, which was amended on March 16, 2009 (to permit NCM LLC to provide advertising to a variety of out-of-home advertising venues), on August 6, 2010 and September 3, 2013 (in each case, to modify the timing of written notice should an ESA Party desire to exercise its option to redeem common membership units), and on January 23, 2019 (to update the member’s rights following changes within the tax partnership rules). Certain basic terms of the restated operating agreement are as follows:
Manager of NCM LLC. NCM, Inc. is a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. controls all of the day to day business affairs and decision-making of NCM LLC through our officers and directors without the approval of any other member. Furthermore, we cannot be removed as manager of NCM LLC. As long as we are the manager of NCM LLC, unless the ESA Parties approve, our business will be limited to owning and managing the common units, managing the business of NCM LLC, fulfilling our obligations under the Exchange Act and activities incidental to the foregoing. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “– Transactions with NCM LLC – Management Services Agreement” below or as otherwise approved by the members under the restated operating agreement.
Issuance of Units upon Exercise or Vesting of Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation, we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation. In 2023 and 2022, we acquired 274,616 and 113,730 units, respectively, due to vesting of restricted stock and restricted stock units.

Distributions. We are required to make mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly.
In 2023 and 2022, positive available cash distributions to related parties totaled $30.3 million and $19.3 million, respectively. Of that amount in 2023, particularly the fourth quarter of 2023, the Company generated available cash by NCM LLC to its related party, NCM, Inc., of $30.3 million and in the fourth quarter of 2022, the Company generated available cash by NCM LLC to its related party, NCM, Inc. and Cinemark, of $14.4 million and $4.9 million, respectively. The Company generated negative available cash by NCM LLC to the ESA Parties and NCM, Inc. for the nine months ended September 28, 2023 of $50.6 million (including $0.0 million for Cinemark, $0.0 million for Regal and $50.6 million for NCM, Inc.) and $39.4 million (including negative $10.5 million for Cinemark, negative $9.3 million for Regal and negative $19.6 million for NCM, Inc.) for the year ended December 29, 2022. Under the terms of the NCM LLC Operating Agreement, these negative amounts and the positive amounts above will be netted against each other and future positive available cash distributions.
Common Unit Redemption Right. Members have a redemption right to exchange common membership units of NCM LLC for newly-issued shares of our common stock on a one-for-one basis (as adjusted for certain events), or at our option, a cash payment equal to the market price of one share of our common stock. Under our amended and restated certificate of incorporation, upon the surrender of the NCM LLC common units, we will then contribute cash or issue new shares of our common stock to NCM LLC in exchange for an amount of newly-issued common units equal to the number of units surrendered by the redeeming member. NCM LLC will then distribute the cash or shares of common stock to the redeeming member to complete the redemption. AMC exercised the redemption right of an aggregate 20,000 common membership units in 2015, 1,560,000 common membership units in 2017, 19,712 common membership units in 2019, 139,057 common membership units in 2021 and 595,465 common membership units in 2022, whereby AMC surrendered 20,000, 1,560,000, 19,712, 139,057 and 595,465 common membership units, respectively, to NCM LLC for cancellation. The Company contributed an aggregate of 20,000, 1,560,000, 19,712 and 139,057 shares of its common stock to NCM LLC in exchange for a like number of newly-issued common membership units. NCM LLC then distributed the shares of common stock to AMC to complete the redemptions.
Regal exercised the redemption right of 4,068,381 common membership units in December 2022, whereby Regal surrendered 4,068,381 common membership units to NCM LLC for cancellation. The Company contributed 4,068,381 shares of its common stock to NCM LLC in exchange for a like number of newly-issued common membership units. NCM LLC then distributed the shares of common stock to Regal to complete the redemptions. Regal surrendered all of these shares for cancellation on August 7, 2023.
Cinemark exercised the redemption right of 4,369,080 common membership units in February and March of 2023, where by Cinemark surrendered 4,369,080 common membership units to NCM LLC for cancellation. The Company contributed 4,369,080 shares of its common stock to NCM LLC in exchange for a like number of newly-issued common membership units. NCM LLC then distributed the shares of common stock to Cinemark to complete the redemptions.
Pursuant to the Regal Termination Agreement, effective on July 14, 2023, Regal is no longer a party to the NCM LLC Operating Agreement.
Common Unit Adjustment Agreement
NCM, Inc., NCM LLC, AMC, Cinemark and Regal executed the Common Unit Adjustment Agreement, effective as of February 13, 2007. Regal waived all further rights under the Common Unit Adjustment Agreement effective August 7, 2023. The Common Unit Adjustment Agreement provides a mechanism for adjusting membership units held by the ESA Parties based on increases or decreases in the number of screens operated by each ESA Party. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theater or opening of a newly constructed theater (subject to certain exceptions). Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theater (subject to certain exceptions).
NCM LLC adjusts its membership units annually, except that an earlier adjustment will occur for an ESA Party if it acquires or disposes of theaters, in a single transaction or cumulatively that will result in a change of two percent or more in the total annual attendance of all ESA Parties (called an extraordinary attendance increase or decrease). The changes in annual attendance are calculated based on attendance at the relevant theaters during the prior twelve fiscal months; however, if an acquired theater has not been operating during the twelve prior fiscal months, the change in annual attendance will be calculated based on 75% of the projected annual attendance for such theater, with a subsequent adjustment for the actual attendance.
The 2022 Common Unit Adjustment Agreement adjustment was canceled as part of the Plan. The units due to AMC were issued on August 7, 2023, upon emergence, and then immediately cancelled. The units due to Cinemark were not issued at the request of Cinemark. During the first quarter of 2022, NCM LLC issued 414,090, net of 234,300 returned common membership units to its ESA Parties for the rights to exclusive access to the theater screens and attendees added, net of dispositions by the ESA Parties to NCM LLC’s network during the 2021 fiscal year.
If an existing on-screen advertising agreement with an alternative provider is in place with respect to any acquired theaters, the ESA Parties may elect to receive common membership units related to those encumbered theaters in connection with the common unit adjustment. If the ESA Parties make this election, then they are required to make integration payments. ESA Parties may also elect to delay receipt of the common unit membership units until such time as the acquired theaters are no longer encumbered and the theaters then join NCM LLC’s network. Because the AMC Carmike and Cinemark Paragon theaters were subject to an existing on-screen advertising agreement with an alternative provider during 2023 and 2022, and AMC and Cinemark elected to receive common membership units, AMC and Cinemark will make integration payments to NCM LLC. The integration payments will continue until the earlier of (i) the date the theaters are transferred to NCM LLC’s network or (ii) the expiration of the ESA. Integration payments are calculated based upon the advertising cash flow that the Company would have generated if it had exclusive access to sell advertising in the theaters with pre-existing advertising agreements. The ESA additionally entitles NCM LLC to payments related to the ESA Parties’ on-screen advertising commitments under their beverage concessionaire agreements for encumbered theaters (“encumbered theater payments”). These payments are also accounted for as a reduction to the intangible asset. If common membership units are issued to an ESA Party for newly acquired theaters that are subject to an existing on-screen advertising agreement with an alternative provider, the amortization of the intangible asset commences after the existing agreement expires and NCM LLC can utilize the theaters for all of its services. During the years ended December 28, 2023 and December 29, 2022, the Company recorded a reduction to net intangible assets of $6.0 million and $5.4 million related to these Carmike and Paragon integration and encumbered theater payments, respectively. During the years ended December 28, 2023 and December 29, 2022, AMC and Cinemark paid a total of $4.2 million and $2.8 million, respectively, related to the integration and other encumbered theater payments (as payments are made one quarter and one month in arrears, respectively).
Pursuant to the Regal Termination Agreement, effective on July 14, 2023, Regal is no longer a party to the Common Unit Adjustment Agreement.
Tax Receivable Agreement
NCM, Inc., NCM LLC, AMC, Cinemark, and Regal executed the TRA, effective as of February 13, 2007, as amended on April 29, 2008 to permit NCM, Inc. to make estimated payments to each of the ESA Parties. Regal waived all further rights under the TRA effective August 7, 2023.
The TRA provides for the effective payment by us to the ESA Parties of 90% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realized as a result of certain increases in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets resulting from our IPO and related transactions, including increases attributable to payments made under the TRA. These tax benefit payments are not conditioned upon one or more of the ESA Parties maintaining a continued ownership interest in either NCM LLC or NCM, Inc. We expect to benefit from the remaining 10% of cash savings, if any, that we may actually realize.
Under the TRA, cash savings in income and franchise tax are computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets and had the tax receivable agreement not been entered into. The TRA generally applies to our taxable years up to and including the 30th anniversary date of our IPO and will continue until any utilized benefits are no longer subject to potential audit or examination by a taxing authority. The term of the TRA may, however, be terminated at an earlier date in the event that we exercise our right to terminate the agreement pursuant to an early termination procedure that requires us to pay the ESA Parties an agreed upon amount equal to the present value of the estimated remaining payments to be made under the revenue sharing agreement.
Although the actual timing and amount of any payments that may be made under the TRA varies depending upon a number of factors (including the timing of any redemptions of common membership units in NCM LLC by our ESA Parties, the extent to which such redemptions are taxable, the trading price of shares of our common stock at the time of any such redemptions, and the amount and timing of our income), we expect the payments that we may effectively make to the ESA Parties could be substantial. If the Internal Revenue Service or other taxing authority were to subsequently challenge any of our cash savings covered by the TRA, and if such challenge were ultimately upheld, the terms of the TRA require the ESA Parties to repay to us an amount equal to the prior payments effectively made by us in respect of such disallowed cash savings, plus a proportionate share of any applicable interest and penalties. In such an event, and if an ESA Party is unable to make a timely repayment to us under the terms of the TRA, we will have the ability to cause NCM LLC to offset against payments owed to the ESA Party. The repayment obligation is a several liability of each ESA Party and not a joint liability among the ESA Parties.
As of December 28, 2023 we had a balance recorded for the payable to our related parties under the TRA of approximately $0.0 million. As Cinemark and Regal are no longer related parties, there are no related party balances to reflect as of December 28, 2023. The Company does expect to owe a payment for the 2023 taxable year in 2024. In 2023, the Company did not make a payment for the 2022 taxable year. As of December 29, 2022 we had a balance recorded for the payable to our related parties under the TRA of approximately $25.7 million. In 2022, the Company did not make a payment for the 2021 taxable year as the net operating loss generated during the year ended December 29, 2022 exceeded the gross deductions related to the TRA for the year ended December 29, 2022.
Pursuant to the Regal Termination Agreement, effective on July 14, 2023, Regal is no longer a party to the TRA.
Agreements with ESA Parties—Services
In 2023 and 2022, NCM LLC incurred fees of approximately $0.0 million and $0.1 million to Cinemark and Regal for payments made to the ESA Parties in the ordinary course of business, including the purchase of movie tickets, concession products, rental of theater space primarily for marketing to NCM LLC’s advertising clients and other advertising operating costs, respectively.
Other Transactions
Sale of Fathom Events Business to AC JV, LLC
On December 26, 2013, NCM LLC sold the Fathom Events business to AC JV, LLC owned 32% by each of the ESA Parties and 4% by us. NCM LLC’s investment in AC JV, LLC was $0.7 million as of December 28, 2023 and $0.8 million as of December 29, 2022. During the years ended December 28, 2023 and December 29, 2022, NCM LLC received cash distributions from AC JV, LLC of $0.6 million and $0.4 million, respectively. During the years ended December 28, 2023 and December 29, 2022, NCM LLC recorded equity in earnings of $0.6 million and $0.4 million for AC JV, LLC, respectively. In connection with the sale, we entered into a transition services agreement and a services agreement.
Services Agreement with AC JV, LLC. NCM LLC entered into a services agreement with AC JV, LLC upon the closing of the sale of Fathom Events. The agreement grants AC JV, LLC advertising on-screen and on our LEN and a pre-feature program prior to Fathom events reasonably consistent with what was previously dedicated to Fathom. In addition, the services agreement provides that we will assist with event sponsorship sales in return for a share of the sponsorship revenue. NCM LLC has also agreed to provide creative and media production services for a fee. The term of the agreement coincides with the ESAs, subject to certain exceptions. The amounts earned under the service agreement were not in excess of $120,000.
Transactions with NCM LLC
Management Services Agreement
On February 13, 2007, NCM, Inc. and NCM LLC executed the management services agreement under which we provide certain management services to NCM LLC, including services typically provided by the individuals serving in the positions of chief executive officer, president, chief financial officer, and general counsel. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan, the National CineMedia, Inc. 2016 Equity Incentive Plan and the National CineMedia, Inc. 2020 Omnibus Incentive Plan. Pursuant to this agreement, NCM LLC incurred approximately $21.7 million during 2023 and $11.0 million in 2022.
Receivables Sales Agreements
On November 3, 2022, NCM LLC and NCM, Inc. entered into a Receivable Sales Agreement pursuant to which NCM, Inc. acquired the right to approximately $5.0 million of NCM LLC’s accounts receivable at a purchase price equal to the book value of the accounts receivable in exchange for a cash payment. On December 28, 2022, NCM LLC and NCM, Inc. entered into an additional Receivables Sales Agreement pursuant to which NCM, Inc. acquired the right to approximately $5.0 million of NCM LLC’s accounts receivable at a purchase price equal to the book value of the accounts receivable in exchange for a cash payment. All accounts receivable that were purchase were fully collected upon during 2022 and 2023.
Review, Approval or Ratification of Transactions with Related Persons
Our written Statement of Policy with Respect to Related Party Transactions requires that transactions (i) of the type described in Section 144(a) of the Delaware General Corporation Law or (ii) otherwise involving us and in which a related party (i.e., a director, director nominee, executive officer, greater than five percent beneficial owner of our common stock, or any immediate family member of any of the foregoing) has or will have a direct or indirect material interest and in which the aggregate amount involved will or may exceed $120,000 in any fiscal year, be approved by our Audit Committee or another committee of the Board composed solely of disinterested directors. In determining whether to approve, ratify or disapprove of the entry into a related party transaction, the reviewing committee considers all relevant material information and takes into account, among other factors, whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party, and whether there are any compelling business reasons for the Company to enter into the transaction and the nature of alternative transactions, if any. Certain transactions and relationships have been determined not to constitute related party transactions for purposes of the policy, including (a) executive officer compensation approved by our Compensation Committee or Board, (b) director compensation, (c) interests arising solely from ownership of our common stock and other stockholders have the same proportional interest, (d) certain interests arising from the related party’s position as a director, employee or beneficial owner of less than 10% of another company, (e) any transaction involving a related party where the rates or charges involved are determined by competitive bids, and (f) any indemnification and advancement of expenses provided by our governing documents or by agreement with the related party. Our certificate of incorporation also requires that the Board and a majority of the independent directors approve (i) any modification or amendment of an ESA, and (ii) the entry into or amendment of any other contract or transaction between us or NCM LLC, on the one hand, and an ESA Party, on the other hand, in each case when payments to or from us or NCM LLC resulting from the modification, amendment, contract or transaction could reasonably be expected to exceed $50,000.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at https://investor.ncm.com. The information on our website is not incorporated into this proxy statement.
We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.ncm.com. We have established a confidential hotline and website to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.
PROPOSALS OF STOCKHOLDERS
Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Proposals not submitted pursuant to SEC Rule 14a-8 and any director nominees must satisfy our bylaw requirements. In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, January 1, 2025 and January 31, 2025.
Stockholders wishing to include proposals in the proxy materials pursuant to Rule 14a-8 in relation to the 2025 annual meeting of stockholders must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 12, 2024. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our certificate of incorporation. If we are not notified of intent to present a proposal outside of Rule 14a-8 at our 2025 annual meeting of stockholders by January 31, 2025, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.
OTHER BUSINESS
No other business has been properly submitted for consideration at the Annual Meeting in the manner specified under our bylaws; therefore no other matters will be brought before the Annual Meeting.

BY THE BOARD OF DIRECTORS

Maria V. Woods
Executive Vice President, General Counsel and Secretary

NCM NATIONAL CINEMEDIA

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE______________ SACKPACK_____________

000001

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., (Mountain Time), on May 9, 2024.

Online
Go to **www.envisionreports.com/NCMI** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/NCMI

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2024 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Lauren Zalaznick	☐	☐	02 - Bernadette Aulestia	☐	☐	03 - Nicholas Bell	☐	☐
04 - David E. Glazek	☐	☐	05 - Juliana F. Hill	☐	☐	06 - Thomas F. Lesinski	☐	☐
07 - Tiago Lourenço	☐	☐	08 - Jean-Philippe Maheu	☐	☐	09 - Joseph Marchese	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

92BV 610365

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03Z08B

2024 Annual Meeting Admission Ticket

2024 Annual Meeting of National CineMedia, Inc. Stockholders

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/NCMI

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/NCMI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

National CineMedia, Inc.

Notice of 2024 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 9, 2024

Thomas F. Lesinski and Maria V. Woods, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of National CineMedia, Inc. to be held on May 9, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the Board of Directors, FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy revokes all proxies with respect to the Annual Meeting of Stockholders and may be revoked prior to exercise.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.